Exhibit 2.1

SHARE PURCHASE AGREEMENT

by and among:

ATLANTIC ACQCO, LIMITADA,

a company incorporated under the laws of Portugal;

MIPS TECHNOLOGIES, INC.,

a Delaware corporation;

THE SELLING SHAREHOLDERS

listed in Part 1 of Schedule I;

and

ESPÍRITO SANTO VENTURES – SOCIEDADE DE CAPITAL DE RISCO, SA

as the Shareholders’ Representative.

Lisbon, Portugal

In Lisbon, on 24 August 2007

THE PARTIES

I.	ATLANTIC ACQCO, LIMITADA, a company duly incorporated under the laws of Portugal, with registered office at Rua Castilho, número 20, 6th floor, in Lisbon, Portugal, with corporate and tax number 508 252 202 (the “Purchaser”), duly represented by Mark Tyndall in his capacity of attorney duly empowered to perform this act;

II.	MIPS TECHNOLOGIES, INC., a company duly incorporated under the laws of the State of Delaware of the United States, with registered office at 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, United States, with United States employer identification number 77-0322161 (“MIPS”), duly represented by Sandy Creighton in her capacity as an officer of MIPS duly empowered to perform this act;

III.	The individuals and entities whose names and addresses are listed in Column 1 of Schedule I (collectively, the “Selling Shareholders”), including José Epifânio Da Franca, Carlos Azeredo Leme and João Cordeiro Vital (collectively, the “Founders”); and

IV.	ESPÍRITO SANTO VENTURES – SOCIEDADE DE CAPITAL DE RISCO, SA, solely in its capacity as the Shareholders’ Representative (the “Shareholders’ Representative”).

WHEREAS

I.	ChipIdea – Microelectrónica S.A. is a company duly incorporated under the laws of Portugal, with registered office at Taguspark, Av. Doutor Mário Soares, nr. 33, Porto Salvo, Oeiras, registered with the Commercial Registry of Portugal and, with the Portuguese tax payer number 503 835 420 (the “Company”);

II.	The share capital of the Company is of EUR 5.557.143, fully subscribed and paid up, divided into 55.571.430 shares, with nominal value of EUR 0,10 each share, 28.499.955 of which are designated as ordinary shares, 4.240.595 of which are designated as Class A shares, 17.461.660 of which are designated as Class B shares, and 5.369.220 of which are designated as Class C shares (collectively, the “Shares”);

III.	The business of the Acquired Companies is technology oriented towards the conception, development and commercialization of intellectual property for electronic integrated circuits and other related activities;

IV.	The Purchaser is an indirect subsidiary of MIPS;

V.	Because of the business of the Acquired Companies, and having completed a due diligence exercise during which the Purchaser has had access to information regarding the Acquired Companies and their business, the Purchaser desires to purchase 100% of the share capital of the Company (it being understood that the due diligence exercise shall not affect in any manner the representations and warranties contained in this Agreement or the remedies of the Indemnitees (as defined below) pursuant to this Agreement relating thereto except to the extent expressly provided for in this Agreement);

VI.	The Selling Shareholders have full ownership, with all rights attaching thereto and free of all Encumbrances (as defined below), of the Shares, which represent 100% of the share capital of the Company; and

VII.	The Selling Shareholders wish to sell to the Purchaser, and the Purchaser wishes to purchase, the Shares on the terms set forth in this Agreement.

CLAUSES

1.	DEFINITIONS

Capitalised terms included in this Agreement or in any of the Schedules hereto, unless otherwise specially provided, shall have the following meanings:

Acquired Companies:	means the Company and each of its Subsidiaries.

Acquired Company Contract:	means any Contract: (a) currently in effect to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of its assets is bound or under which any of the Acquired Companies has any obligation; or (c) under which any of the Acquired Companies has any right or interest.

Acquired Company Employee:	means any Person who is an employee, director or consultant of or to any of the Acquired Companies.

Acquired Company Indebtedness:	is as defined in Schedule II.

Acquired Company IP:	means all Intellectual Property Rights owned by, or exclusively licensed to, any of the Acquired Companies or which any of the Acquired Companies purports to own or to have an exclusive license to.

Acquired Company IP Contract:	has the meaning set forth in Section 3.9(c).

Acquired Company Product:	means any product: (a) developed, manufactured, licensed, sold or made available, directly or indirectly, by or on behalf of any Acquired Company; or (b) currently under development by or for any Acquired Company (whether or not in collaboration with another Person), but excluding any products of any third party distributed or resold by an Acquired Company as listed in Part 1 of the Disclosure Letter.

Acquired Company Service:	means any service developed (or currently being developed), marketed, offered or provided by any of the Acquired Companies.

Actual Revenues:	mean the aggregate sum of: (a) the consolidated gross revenues of the Acquired Companies for the period from 1 January 2007 to 30 June 2007, determined in accordance with IFRS; and (b) the gross revenues of: (i) the Acquired Companies for the period from 1 July 2007 until the earlier of 31 December 2008 or the date on which the Analog IP business unit of MIPS is established; and (ii) without duplication of clause “(i)” of this sentence, the Analog IP business unit of MIPS (whether operated within MIPS, the Acquired Companies or any other affiliate of MIPS and whether such gross revenues of the Analog IP business unit are booked on other areas of MIPS’ business) established as a result of the acquisition of the Acquired Companies for the period from the establishment of such business unit to 31 December 2008 (in the case of clause “(b),” determined in accordance with US GAAP and reconciled by MIPS to IFRS), in each case under clause “(a)” and clause “(b)” of this sentence minus an allowance for doubtful accounts determined: (A) in accordance with the past practice of the Acquired Companies under IFRS under clause “(a)” of this sentence; and (B) in accordance with US GAAP and reconciled by MIPS to IFRS under clause “(b)” of this sentence.

Additional Company Indebtedness:	means: (a) indebtedness, bonds, or other obligation for borrowed money of any of the Acquired Companies, whether current, short term or long term, secured or unsecured; (b) all guarantees with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clause “(a)” above; (c) all obligations of the Acquired Companies under any lease or similar arrangement required to be accounted for as a capital lease in accordance with IFRS or POC; (d) all interest accrued and payable, if any, on the foregoing indebtedness through the Closing Date; and (e) any termination fees, prepayment, discharge or termination penalties, “breakage” costs or similar payments associated with the repayments of such indebtedness, in each case of (a) through (e) of this sentence.

Agreement:	means this Share Purchase Agreement (including the Disclosure Letter), as it may be amended from time to time.

Cause:	“Cause,” with respect to a Person, shall exist if such Person: (a) commits any act involving theft, misappropriation, embezzlement or fraud against (or that causes harm in any material respect to) MIPS, any of the Acquired Companies or other affiliates of MIPS; (b) is convicted of, or enters a plea of nolo contendere or guilty to (or similar plea to), a felony or a crime of moral turpitude; (c) persistently fails to substantially perform those material duties reasonably assigned to him in accordance with the employment agreement between MIPS, any of the Acquired Companies or any other affiliate of MIPS and such Person or the appointment of such Person as member of the board of directors of any such entities (other than such failure resulting from such Person’s incapacity due to physical or mental illness) or persistently fails to substantially comply with their Material Policies in such a way that entitles MIPS, the Acquired Companies or any other such affiliate of MIPS to terminate that Person’s employment or his appointment as member of the board of directors, as applicable; (d) breaches in any material respect any provision of such Person’s Non-Competition and Non-Solicitation Agreement, Confidential Information and Inventions Agreement (it being understood that, for purposes of this definition, “Material Policies” means those written rules or policies of MIPS, any of the Acquired Companies or other affiliates of MIPS listed on Schedule III).

Closing Date	has the meaning set forth in Section 2.7.

Company’s Knowledge	means the actual knowledge of the following individuals: José Epifânio Da Franca; Carlos Azeredo Leme; João Cordeiro Vital ; Sérgio Pena Dias; Nuno Ramalho; Celio Albuquerque; Luis Laranjeira; José Maria Moniz; Nuno Franca; Francisco Santos ; Ana Bastos Gomes; and Maria Castelo.

Company Options:	means options to subscribe Shares granted (or committed to be granted) by the Company pursuant to the Company Option Plan or otherwise.

Company Option Plan:	means the Stock Option Plan of the Company approved by the board of directors of the Company on 23 February 2006 and ratified by the Company’s Shareholders Meeting on 27 April 2006.

Consent:	means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization and the expiration of any waiting period under applicable antitrust or competition laws).

Contract:	means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.

Damages:	includes any loss, damage, injury, fine, penalty, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature actually incurred by any Indemnitee and which results in an Indemnitee (or any Acquired Company) having to pay to any Person any amount or having to disburse any funds; provided, however, that Damages do not include any consequential or indirect: (a) losses; or (b) damages.

Disclosure Letter:	means the disclosure letter (dated as of the date of this Agreement) delivered to the Purchaser and prepared in accordance with Section 8.16.

Encumbrance:	means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or other restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other assets, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity:	means any corporation (including any non-profit corporation), partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Founders Deferral Escrow Account:	means an escrow account established as of the Closing in accordance with the Founders Deferral Escrow Agreement (as defined below) and pursuant to Section 2.2(c).

Good Reason:	means, with respect to a Person, a termination of employment or resignation as a member of the board of directors, as applicable, by such Person following any of the events described below (which event has taken place and has not been corrected by MIPS, any of the Acquired Companies or other affiliates of MIPS within 30 days after receipt by MIPS or the Company of written notice thereof from such Person): (a) without the express prior written consent of such Person, a significant reduction of such Person’s duties, position or responsibilities with MIPS, any of the Acquired Companies or any other affiliate of MIPS, or the removal of such Person from such position and responsibilities, unless such Person expressly previously accepts to be provided with a substantially comparable position (i.e., a position of substantially equal or greater responsibilities and duties with MIPS, any of the Acquired Companies or any other affiliate of MIPS); (b) without the express prior written consent of such Person, a reduction in such Person’s annual base salary as in effect immediately prior to such reduction; (c) without the express prior written consent of such Person, the substantial reduction of the facilities or aggregate level of employee or similar benefits available to such Person immediately prior to such reduction; or (d) without the express prior written consent of such Person, the relocation of such Person’s principal place of work for MIPS, any of the Acquired Companies or other affiliates of MIPS to a facility or a location more than 25 miles from such Person’s then present location (it being understood that required travel on business for MIPS, any of the Acquired Companies or any other affiliates of MIPS to an extent substantially consistent with such Person’s business travel obligations at the time shall not constitute “Good Reason”); (e) breach by MIPS of the agreements contained on Section 8.21; and (f) with respect to José Epifânio da Franca, breach by MIPS of the agreements contained in Section 8.20.

Governmental Authorization:	means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body:	means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, non-U.S. or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

IFRS:	means the International Financial Reporting Standards.

Indemnification Escrow Amount:	means $14,700,000.

Indemnification Escrow Account:	means an escrow account established with the Escrow Agent as of the Closing pursuant to Section 2.2 into which the Indemnification Escrow Amount will be deposited.

Indemnitees:	means: (a) MIPS and the Purchaser; (b) any Person who becomes a successor or assign of MIPS or the Purchaser as a result of an internal restructuring of MIPS, the Purchaser or any of their respective affiliates; and (c) any Person into which MIPS or any parent of MIPS is merged.

Intellectual Property:	means tangible or intangible embodiments of Intellectual Property Rights, including algorithms, apparatus, databases, data collections, technical data, designs, diagrams, formulae, inventions (whether or not patentable), models, topographies, prototypes, samples, build instructions, test reports, test vectors, IP cores, net lists, photomasks, know-how, marks (including brand names, product names, corporate names, insignias, logos and slogans), methods and processes (including manufacturing methods, sales methodologies and processes, training methods, business methods and similar methods and processes), proprietary information (including proprietary business plans, customer data, financial information and pricing and cost information), bills of materials, protocols, recipes, schematics, specifications, instruction manuals, notebooks, technical documentation, studies, summaries, software, code, routines, techniques, URLs, web sites, other works of authorship and other forms of technology, and any other type of property so defined or subject to Intellectual Property Rights under applicable Legal Requirements.

Intellectual Property Rights:	means all of the following rights, which may exist or be created under the laws of any jurisdiction (including individual countries and multi-country regions such as the European Union) in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark, service mark, trade dress, logo, corporate name, establishment names, appellation of origin or geographic indication, signs and insignias and trade name rights and similar rights, and the goodwill associated therewith; (c) trade secret rights and other rights in know-how and confidential and proprietary information; (d) patent (all types including utility and design patents), utility model, design, semiconductor topography and other industrial property rights; (e) mask work rights; (f) rights in databases and data collections; (g) URL and domain name rights; (h) other proprietary rights in Intellectual Property now known or hereafter recognized; and (i) any and all rights arising under any registrations, renewals, extensions, combinations, continuations, continuations-in-part, divisions, substitutions, reexaminations and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(h)” above.

Legal Proceeding:	means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement:	means any federal, state, local, municipal, non-U.S. or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability:	means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with US GAAP, IFRS or POC, as applicable, and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Material Adverse Effect:	A violation or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Companies if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in this Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would, or would reasonably be expected to, have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations, financial performance or prospects of the Acquired Companies, taken as a whole, other than resulting from conditions generally affecting the general economy or business as a whole at regional, national or international level or the industry in which the Acquired Companies operate.

Material Contracts:	has the meaning ascribed to it on Section 3.10 (a).

Nordic Asset:	means any asset, tangible or intangible, acquired by the Company from Nordic Semiconductors ASA, a limited liability company incorporated in Norway with registration No. 966 011 726 whose registered address is Vestre Rosten 81, 7075 Tiller, Norway, (“Nordic”) pursuant to the asset purchase and sale agreement entered into on 14 February 2007 (the “Nordic Agreement”), including any Nordic product or any Nordic IP and any Intellectual Property constituting a Nordic product.

Nordic IP:	means any and all Intellectual Property, Intellectual Property Rights and Contracts acquired by any Acquired Company from Nordic pursuant to the Nordic Agreement, including: (a) the patents and patent applications listed in Schedule 3 to the Nordic Agreement; and (b) for purposes of this Agreement (but not necessarily for purposes of the Nordic Agreement), the Contracts listed in Schedule 2, 4, 5 and 6 to the Nordic Agreement.

Open Source Code:	means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

Out-License:	has the meaning set forth in Section 3.9(b).

Person:	means any individual, Entity or Governmental Body.

POC:	means the Portuguese Plan of Official Accounts or Plano Oficial de Contabilidade.

Registered IP:	means all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered topographies, registered logos, registered corporate and establishment names, registered appelation of origin and geographic indications, registered signs and insignias, registered rewards, registered copyrights, registered trademarks (whether locally, regionally or internationally, as the case may be) and all applications for any of the foregoing.

Related Party:	means: (a) each of the Selling Shareholders; (b) each shareholder who holds more than 1% of an Acquired Company; (c) each individual who is an officer or director of any of the Acquired Companies; (d) each member of the immediate family of each of the individuals referred to in clauses “(a),” “(b)” and “(c)” above; and (e) any trust or other Entity (other than a Company) in which any one of the individuals referred to in clauses “(a),” “(b),” “(c)” and “(d)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

Representatives:	means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Revenue Target:	means the amount set forth on Schedule IV

Shareholders’ Representative:	means the Person appointed by the Selling Shareholders for the purposes of Section 8.3 or any successor thereto.

Shareholders Transaction Expenses:	means the amount of all fees, costs and expenses that have been incurred or that are incurred by any of the Acquired Companies in connection with the transactions contemplated by this Agreement, including any fees, costs or expenses payable to the Company’s outside legal counsel or to any financial advisor, accountant or other Person who performed services for or on behalf of the Acquired Companies, or who is otherwise entitled to any compensation from the Acquired Companies, in connection with this Agreement or any of the transactions contemplated by this Agreement, that have not been paid by the Selling Shareholders prior to the Closing (as defined in Section 2.7).

Specified Customer Contract:	means any Acquired Company Contract: (A) pursuant to which any of the Acquired Companies has received revenue from December 31, 2004 through the date of this Agreement as a result of any sale or license of any Acquired Company Product (or the sale or license of any product of any third party) or any sale or provision of any Acquired Company Service; and (B) pursuant to which any of the Acquired Companies is currently receiving revenues (through royalties or otherwise), other than pursuant to the Acquired Company Contracts contemplated by clause “(A)” of this sentence or an Out-License.

Specified Representations:	means the representations and warranties contained in Sections 3.3(a), 3.3(d), 3.3(e), 3.3(f), 3.4(h), 3.6(c) and 4.1.

Subsidiaries:	An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) more than 50% of the outstanding equity, voting rights or financial interests of such Entity.

Tax:	means any tax (including any income tax, franchise tax, service tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax or social security payment), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, addition, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or any liability or obligation to with respect to the foregoing by virtue of any Contract or otherwise.

Tax Return:	means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

US GAAP:	means United States generally accepted accounting principles.

2.	SALE AND PURCHASE OF SHARES

2.1	Sale and Purchase of Shares. On the Closing Date, the Selling Shareholders shall sell, assign, transfer and deliver the Shares (including all corresponding voting rights) to the Purchaser, and the Purchaser shall purchase the Shares from the Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement.

2.2	Initial Cash Purchase Price. The aggregate initial purchase price payable by the Purchaser for the Shares and as consideration for the Selling Shareholders having arranged the release of the Company Options by the respective holders (the “Initial Cash Purchase Price”) shall be $147 million. The Initial Cash Purchase Price shall be paid as follows:

(a)	An aggregate amount equal to: the Initial Cash Purchase Price; less (i) the Indemnification Escrow Amount; less (ii) the aggregate of all amounts set forth in Columns 4 and 5 of Schedule I (the “Aggregate Founders Escrow Amount”) shall be paid at the Closing by the Purchaser to the Shareholders’ Representative (for and on behalf of the Selling Shareholders as set forth on Schedule I) by wire transfer of immediately available funds to an account provided by the Shareholders’ Representative to the Purchaser, such amount to be allocated to the Selling Shareholders in accordance with the allocations set forth opposite each Selling Shareholder’s name in Column 3 of Schedule I.

(b)	On the Closing Date, the Indemnification Escrow Amount shall be deposited into the Indemnification Escrow Account with Citibank, N.A. (the “Escrow Agent”), to be held and disbursed in accordance with the Escrow Agreement of even date among the Escrow Agent, MIPS and the Shareholders’ Representative (the “Indemnification Escrow Agreement”). Upon release of any amount from the Indemnification Escrow Account in accordance with the terms of the Indemnification Escrow Agreement, the Escrow Agent shall deliver such amount: (i) to the Shareholders’ Representative (for and on behalf of the Selling Shareholders as determined by the Shareholders’ Representative); or (ii) to MIPS on behalf of an Indemnitee, as appropriate.

(c)	On the Closing Date, the Purchaser shall cause to be deposited in the Founders Deferral Escrow Account an aggregate amount of cash equal to the Aggregate Founders Escrow Amount, which amount shall be held pursuant to the Escrow Agreement of even date among the Escrow Agent, MIPS and the Founders (the “Founders Deferral Escrow Agreement”) and paid to the Founders in accordance with (but only to the extent required by) Section 2.5.

2.3

Additional Cash Purchase Price. If: (a) during the period after 1 July 2007 and prior to 30 June 2008, the Company receives any grant or subsidy in the form of a cash payment granted by a Portuguese Governmental Body as a result of the application procedure described in Schedule V and started by the Company prior to 1 June 2007 (the “Portuguese Governmental Grant”); (b) all work, deliverables and other obligations in respect of such Portuguese Governmental Grant have been performed or provided in full by the Company prior to 1 July 2007 (other than mere information obligations at no relevant cost to the Company); and (c) such Portuguese Governmental Grant is not refundable, the Purchaser shall pay an additional cash purchase price (the “Additional Cash Purchase Price”) in an amount equal to the Portuguese Governmental Grant to the Shareholders’ Representative (for and on behalf of the Selling Shareholders as determined by the Shareholders’ Representative) by wire transfer of immediately available funds to an account provided by the Shareholders’ Representative to the Purchaser promptly after the date the Company receives such Portuguese Governmental Grant. Notwithstanding the foregoing, in no event shall the aggregate amount of Additional Cash Purchase Price payable to (or on behalf of) the Selling Shareholders exceed EUR 1.200.000.

2.4	Additional Share Purchase Price.

(a)	Subject to Section 2.4(b), in the event that the Actual Revenues are greater than the amount set forth in Section 2.4(a) of Schedule IV, MIPS shall deliver to the Shareholders’ Representative (for and on behalf of the Selling Shareholders as determined by the Shareholders’ Representative), on or prior to the later of 28 February 2009 or the date of the final resolution of any objection of the Shareholders’ Representative as described in this Section 2.4, in MIPS’ sole discretion, either (i) an aggregate number of shares of MIPS Common Stock (the “Additional Purchase Price Shares”) equal to the product of: (x) the fraction having a numerator equal to the amount by which: (A) the lesser of: (I) the Actual Revenues; and (II) the Revenue Target; exceeds (B) the amount set forth in Section 2.4(b) of Schedule IV, and having a denominator equal to the amount set forth in Section 2.4(c) of Schedule IV (it being understood that such fraction shall not be less than zero); multiplied by (y) 610,687; or (ii) a cash payment equal to the product of (1) the number of Additional Purchase Price Shares; multiplied by (2) the average closing price per share of MIPS Common Stock as reported on the NASDAQ Global Market for the period of ten consecutive trading days ending on (and including) the second day prior to the date on which the Additional Purchase Price Shares are required to be delivered.

(b)	Notwithstanding anything to the contrary contained in this Agreement: (i) the number of Additional Purchase Price Shares, if any, deliverable by MIPS pursuant to Section 2.4(a)(i) shall be reduced by the number of Additional Purchase Price Shares that is set forth in a written notice delivered by the Shareholders’ Representative to MIPS prior to the date on which the Additional Purchase Price Shares are required to be delivered pursuant to Section 2.4(a) (such number of Additional Purchase Price Shares set forth in such written notice being referred to as the “Specified Shares”); provided that the number of Specified Shares shall in no event exceed 12% of the total number of Additional Purchase Price Shares (including the Specified Shares)); and (ii) on the date, if any, on which the Additional Purchase Price Shares are required to be delivered pursuant to Section 2.4(a)(i), MIPS shall pay to the Shareholders’ Representative (for and on behalf of former holders of Company Options) a cash payment equal to the product of: (1) the number of Specified Shares; multiplied by (2) the average closing price per share of MIPS Common Stock as reported on the NASDAQ Global Market for the period of ten consecutive trading days ending on (and including) the second day prior to the date on which the Additional Purchase Price Shares are required to be delivered.

(c)	On or before 15 February 2009, the Purchaser shall: (i) prepare or cause to be prepared a statement (the “Additional Share Purchase Price Statement”) setting forth the number of the Additional Purchase Price Shares or the cash amount that the Purchaser believes is due in accordance with Section 2.4, together with the basis for calculating such number or amount in reasonable detail and a copy of the consolidated accounts on which basis the Actual Revenues have been determined; and (ii) deliver or cause to be delivered such Additional Share Purchase Price Statement to the Shareholders’ Representative.

(d)

In the event that the Shareholders’ Representative objects to the Purchaser’s calculation of the Additional Purchase Price Shares or the cash amount set forth in the Additional Share Purchase Price Statement or requires further information in order to perform such calculations or determine such number or amount, then within 10 days after the delivery to the Shareholders’ Representative of the Additional Share Purchase Price Statement (the “Initial Response Period”), the Shareholders’ Representative shall deliver to the Purchaser a written notice (an “Initial Objection Notice”): (i) describing in reasonable detail the Shareholders’ Representative’s objections to the Purchaser’s calculation of the number or amount set forth in the Additional Share Purchase Price Statement and containing a statement setting forth the Actual Revenues and the number of Additional Purchase Price Shares or the cash amount determined by the Shareholders’ Representative to be correct; or (ii) requesting additional information from the Purchaser that the Shareholders’ Representative requires in order to perform such calculations or determine such number or amount (which information, to the extent reasonably necessary in order to perform such calculations, shall be provided by the Purchaser within 15 days after the Purchaser’s receipt of the Initial Objection Notice). If the Shareholders’ Representative does not deliver an Initial Objection Notice to Purchaser during the Initial Response Period, then the Purchaser’s calculation of the number or amount set forth in the Additional Share Purchase Price Statement shall be binding and conclusive on the Purchaser, the Selling Shareholders and the Shareholders’ Representative. If the Shareholders’ Representative delivers an Initial Objection Notice to the Purchaser accompanied by a request for additional information from the Purchaser as described above during the Initial Response Period, then the Shareholders’ Representative shall have an additional 20 days after receiving from the Purchaser all of the information to be provided by the Purchaser (the “Final Response Period”) to deliver to the Purchaser a written notice (a “Final Objection Notice”) describing in reasonable detail the Shareholders’ Representative’s objections to Purchaser’s calculations of the number or amount set forth in the Additional Share Purchase Price Statement accompanied by a statement setting forth the Actual Revenues and the number of Additional Purchase Price Shares or cash amount determined by the Shareholders’ Representative to be correct. If the Shareholders’ Representative has requested additional information during the Initial Response Period and does not deliver a Final Objection Notice to Purchaser during the Final Response Period, then the Purchaser’s calculation of the number or amount set forth in the Additional Share Purchase Price Statement shall be binding and conclusive on the Purchaser, the Selling Shareholders and the Shareholders’ Representative. If the Shareholders’ Representative delivers an Initial Objection Notice or Final Objection Notice, as the case may be, accompanied by a statement setting forth the Actual Revenues and the number of Additional Purchase Price Shares or cash amount, determined by the Shareholders’ Representative to be correct to the Purchaser during either the Initial Response Period or the Final Response Period in accordance with this Section 2.4, and if the Shareholders’ Representative and the Purchaser are unable to agree upon the calculation of the number or amount set forth in the Additional Share Purchase Price Statement within 30 days after such Initial Objection Notice or Final Objection Notice, as the case may be, is delivered to the Purchaser, the dispute shall be finally settled by a nationally recognized independent accounting firm reasonably acceptable to the Purchaser and the Shareholders’ Representative. The determination by the independent accounting firm of the disputed number of Additional Purchase Price Shares or the cash amount, if any, shall be conclusive and binding on Purchaser, the Selling Shareholders and the Shareholders’ Representative. The Purchaser and the Selling Shareholders shall each bear and pay 50% of the fees and other expenses of such independent accounting firm (the “Post-Closing Payment Fees”).

2.5	Payment of Purchase Price to Founders.

(a)	The Escrow Agent shall be directed to distribute from the Founders Deferral Escrow Account to each Founder (or to such Founder’s heir(s), assign(s) or executor(s)) the amount applicable to such Founder as set forth in Column 4 of Schedule I, by wire transfer of immediately available funds to an account provided by such Founder to the Purchaser, on the earliest to occur of: (i) the first anniversary of the Closing Date if such Founder remains employed by MIPS or one of its affiliates on such anniversary; (ii) the date on which such Founder dies; (iii) the date on which such Founder’s employment is terminated without Cause; or (iv) the date on which such Founder voluntarily resigned from his employment for Good Reason.

(b)	The Escrow Agent shall be directed to distribute from the Founders Deferral Escrow Account to each Founder (or to such Founder’s heir(s), assign(s) or executor(s)), the amount applicable to such Founder as set forth in Column 5 of Schedule I, by wire transfer of immediately available funds to an account provided by such Founder to the Purchaser, on the earliest to occur of: (i) the second anniversary of the Closing Date if such Founder remains employed by MIPS or one of its affiliates on such anniversary; (ii) the date on which such Founder dies; (iii) the date on which such Founder’s employment is terminated without Cause; or (iv) the date on which such Founder voluntarily resigned from his employment for Good Reason.

(c)	Notwithstanding anything to the contrary contained in this Agreement, a Founder shall not be entitled to: (i) any amount applicable to such Founder as set forth in Column 4 of Schedule I if the Employment Agreement with such Founder is terminated with Cause or such Founder voluntarily resigns from his employment other than for Good Reason, before the first anniversary of the Closing; and (ii) any amount applicable to such Founder as set forth in Column 5 of Schedule I if the Employment Agreement with such Founder is terminated with Cause or such Founder voluntarily resigns from his employment other than for Good Reason, before the second anniversary of the Closing.

2.6

Satisfaction of Payment Obligations. The parties hereto agree that after any wire transfer or share delivery to (or in accordance with the instructions of) the Shareholders’ Representative as contemplated by Sections 2.2 through 2.5 has been duly received by the Shareholders’ Representative or by the person or account designated by the Shareholders’ Representative, the Purchaser shall no longer have any obligation or liability with respect to the payment of cash or delivery of shares represented thereby and the Selling Shareholders shall look only to the Shareholders’ Representative for such payment and shares.

2.7	Closing. The closing of the sale of the Shares to the Purchaser (the “Closing”) shall take place at the offices of PLMJ in Lisbon, Portugal on 27 August 2007. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” At the Closing:

(a)	against payment of the Initial Cash Purchase Price pursuant to Section 2.2, each Selling Shareholder shall cause to be delivered to the Purchaser the following documents with respect to the Shares owned by such Selling Shareholder: (i) share certificates, duly endorsed to (and for the benefit of) the Purchaser; and (ii) a letter, substantially in the form of Schedule VI, executed by such Selling Shareholder, pursuant to which such Selling Shareholder instructs the Company to register the Shares represented by the certificates referred to in clause “(i)” of this sentence in the name of the Purchaser;

(b)	each Selling Shareholder shall cause to be delivered to the Purchaser a Shareholder Certification Letter in the form of Schedule VII, duly executed by such Selling Shareholder;

(c)	MIPS and the Shareholders’ Representative shall execute and cause to be delivered to each other the Indemnification Escrow Agreement;

(d)	MIPS and each of the Founders shall execute and cause to be delivered to each other the Founders Deferral Escrow Agreement;

(e)	the Selling Shareholders shall cause to be delivered to the Purchaser all minute books, stock ledgers and other similar corporate records of the Acquired Companies;

(f)	each Founder shall cause to be delivered to the Purchaser a Non-Competition and Non-Solicitation Agreement, substantially in the form of Schedule VIII, duly executed by such Founder;

(g)	the Selling Shareholders shall cause to be delivered to the Purchaser written resignations of the directors of the Acquired Companies to the extent requested by the Purchaser and the Secretary of the General Shareholders Meeting of the Company, in each case substantially in the form of Schedule IX to become effective as of the Closing;

(h)	the Selling Shareholders shall cause to be delivered to the Purchaser written resignations of the statutory auditors of the Acquired Companies, to become effective as of the Closing;

(i)	the Selling Shareholders shall cause to be delivered to the Purchaser evidence reasonably satisfactory to the Purchaser that the Selling Shareholders shall have paid (or shall pay at the Closing) all Shareholders Transaction Expenses;

(j)	the Selling Shareholders shall cause to be delivered to the Purchaser: (i) a statement (in such form as may be reasonably requested by the Purchaser)

conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations; and (ii) a notification letter to the United States Internal Revenue Service required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations, each duly executed by the Company;

(k)	each of João Vital and Carlos Azeredo Leme shall deliver to the Purchaser a Spousal Consent in the form of Schedule X;

(l)	the Purchaser shall make the payments and MIPS shall make the transfers into the Indemnification Escrow Account and the Founders Deferral Escrow Account required to be made at the Closing pursuant to Section 2;

(m)	the Purchaser shall cause the Company to deliver to the Shareholders’ Representative (on behalf of the Selling Shareholders) an acknowledgement and waiver of rights or claims against: (i) the Selling Shareholders; and (ii) the directors and other members of the corporate bodies of the Company that have resigned pursuant to this Section 2.7, in any case in the form attached as Schedule IX; and

(n)	the Purchaser shall appoint or have appointed all directors and other members of the corporate bodies of the Company.

2.8	Stamp Duties; Etc. Any stamp duty due in connection with this Agreement shall be borne by the Purchaser. Other Taxes which may become due in connection with the transactions contemplated by this Agreement shall be borne by each of the parties in accordance with applicable Legal Requirements.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS WITH RESPECT TO THE ACQUIRED COMPANIES

The Selling Shareholders represent and warrant as of the date of this Agreement, subject to the limitations, qualifications and exceptions set forth in this Agreement and to and for the benefit of the Indemnitees, as follows:

3.1	Due Organization; Subsidiaries; Etc.

(a)	Each of the Acquired Companies is a limited liability company that has been duly organized, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the jurisdiction of its formation, and is not in the process of any conversion, merger, de-merger, dissolution, increase or reduction of share capital or amendment of its respective articles of association. None of the Acquired Companies has agreed to its dissolution, merger or any other corporate reorganisation. Each of the Acquired Companies has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

(b)	Each of the Acquired Companies is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (to the extent that the applicable jurisdiction recognizes the concept of good standing), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect on the Acquired Companies.

(c)	Part 3.1(c) of the Disclosure Letter sets forth: (i) a list of the Subsidiaries of each Acquired Company; (ii) the names of the members of the board of directors (or similar body) of each of the Acquired Companies, of the Chairman of the General Meeting of Shareholders of the Company and of the Secretary of the General Meeting of Shareholders of the Company; (iii) the names of the members of each committee of the board of directors (or similar body) of each of the Acquired Companies; and (iv) the names and titles of the officers of each of the Acquired Companies. There are no pending registrations of any resignation or dismissal of any member of the board of directors or any committee of the board of directors (or similar body) or the statutory auditors of any of the Acquired Companies, except for resignations pursuant to Sections 2.7(h) and 2.7(i). Immediately prior to Closing, there is no pending appointment of any new directors or members of any committee of the board of directors of any of the Acquired Companies.

(d)	Except as set forth in Part 3.1(d) of the Disclosure Letter, 100% of the share capital of each of the Subsidiaries is owned, of record and beneficially, by the Company. Except for the equity interests in the Subsidiaries set forth in Part 3.1(d) of the Disclosure Letter, none of the Acquired Companies has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity.

(e)	None of the Acquired Companies is in liquidation or has received notice of any order, petition, application, proceeding, meeting and no resolution has been made presented, brought, called or passed for the winding up of any of the Acquired Companies, nor has any of the Acquired Companies been notified of any execution having been levied against any of the Acquired Companies. None of the Acquired Companies has made or proposed any arrangement or composition to its creditors, including any class of its creditors. None of the Acquired Companies is insolvent and none of the Acquired Companies has become unable to pay its debts for the purposes of the applicable bankruptcy code.

3.2	Charter Documents; Records. The Company has delivered to the Purchaser accurate and complete copies of: (a) the articles of association and other governing documents, including all amendments thereto, of each of the Acquired Companies (the “Charter Documents”); (b) any other documents of the Acquired Companies that govern the rights and interests of their respective shareholders; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders or members, the board of directors (or other similar body) and all committees, including the audit committee, of the board of directors (or other similar body) of each of the Acquired Companies since 31 December 2004, which minutes or other records contain complete and reliable records of all meetings of directors, shareholders and members, and all actions taken thereat or by written consent, since 31 December 2004. The books of account, stock records, minute books and other records of each of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with all applicable Legal Requirements.

3.3	Capitalization.

(a)	The share capital of the Company is of EUR 5.557.143, divided into 55.571.430 shares, with nominal value of EUR 0,10 each share, 28.499.955 of which are designated as ordinary shares, 4.240.595 of which are designated as Class A shares, 17.461.660 of which are designated as Class B shares and 5.369.220 of which are designated as Class C shares. Schedule I sets forth the names of the Company’s shareholders, the addresses of such shareholders and the number of Shares owned of record by each of such shareholders. All of the Shares have been duly authorized and validly issued, subscribed and fully paid up. Except as set forth in Part 3.3(a) of the Disclosure Letter and in the Articles of Association of the Acquired Companies, none of the Shares is subject to any repurchase option, forfeiture provision or restriction on transfer. The Shares represent the entire share capital and the entire voting rights of the Company.

(b)	None of the Acquired Companies has, directly or indirectly, provided any financial assistance for the acquisition or subscription of the Shares.

(c)	The information contained in the letter dated as of the date of this Agreement referring to this Section 3.3(c) and delivered by the Selling Shareholders to the Purchaser is accurate and complete. No Company Options have ever been granted to subscribe for any shares of any Acquired Company other than ordinary shares.

(d)	Except as set forth in Part 3.3(d) of the Disclosure Letter, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any Shares or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Shares (or cash based on the value of such Shares) or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any Shares or any other securities of the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any Shares or other securities of the Company. Effective upon Closing, there will be no outstanding Company Options or other options, warrants or other rights to purchase Shares or other securities of the Company.

(e)	Except as set forth in Part 3.3(e) of the Disclosure Letter, all Shares and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts.

(f)	The share capital of each of the Subsidiaries owned by the Company are owned by the Company free and clear of any Encumbrance. The share capital of the Subsidiaries have been duly authorized and validly issued and are fully subscribed and paid up, have been issued in compliance with all applicable securities laws and other applicable Legal Requirements and were not issued in violation of or subject to any rights to subscribe for or purchase securities of such Subsidiaries. Except as set forth in Part 3.3(f) of the Disclosure Letter, there are no options, warrants or other rights outstanding to subscribe for or purchase any shares or other securities of the Subsidiaries and such Subsidiaries are not subject to any Contract or court or administrative order under which any of such Subsidiaries is or may become obligated to sell or otherwise issue any shares or other securities.

3.4	Accounts and Related Information.

(a)	The Company has delivered to the Purchaser the following accounts, which are attached as Part 3.4(a) of the Disclosure Letter (collectively, the “Company Accounts”): (i) the audited consolidated balance sheets of the Company as of 31 December 2004, 31 December 2005 and 31 December 2006, and the related audited consolidated statements of income, statements of shareholders’ equity and statements of cash flows for the years ended 31 December 2004, 31 December 2005 and 31 December 2006, together with the notes thereto and the unqualified report and opinion of KPMG LLP relating thereto; and (ii) the unaudited consolidated balance sheet of the Company as of 30 June 2007 (the “Unaudited Interim Account”), and the related unaudited consolidated statement of income for the six months ended 30 June 2007.

(b)	The Company Accounts present fairly the financial position of the Acquired Companies as of the respective dates thereof and the results of operations and (in the case of the accounts referred to in Section 3.4(a)(i)) cash flows of the Acquired Companies for the periods covered thereby. The Company Accounts have been prepared in accordance with IFRS and POC applied on a consistent basis throughout the periods covered, except that the accounts referred to in Section 3.4(a)(ii) are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude. The Unaudited Interim Account has been prepared on a basis consistent with the Company Accounts for the year ended 31 December 2006.

(c)	The books, records and accounts of the Acquired Companies accurately and fairly reflect, in reasonable detail, the transactions relating to and the dispositions of the assets of the Acquired Companies in compliance with applicable accounting standards.

(d)	All Liabilities relating to or in connection with the restructuring of the operations (or prior operations) of the Acquired Companies in Belgium (the “Belgium Restructuring”) have been properly accrued and accurately provided for in the Unaudited Interim Account. Except as set forth in Part 3.4(d) of the Disclosure Letter, none of the Acquired Companies has sold or otherwise transferred any assets, or made or offered to make any commitments still outstanding, to any former employee of the Acquired Companies in connection with or as a result of the Belgium Restructuring.

(e)

Without limiting the generality of the foregoing: (i) all revenues of the Acquired Companies have been properly recognized using the percentage of completion method in accordance with IFRS; (ii) none of the Acquired Companies offers any concessions, discounts or rebates to its customers subsequent to revenue recognition, other than discounts given prior to the date of this Agreement in the ordinary course of business that have already been reflected in the accounts of the Acquired Companies; and (iii) all existing accounts receivable of the Acquired Companies (including those accounts receivable reflected on the Unaudited Interim Account that have not yet been collected and those accounts receivable that have arisen since 30 June 2007 and have not yet been collected): (A) represent obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the ordinary course of business; and (B) are not subject to discounts other than cash discounts provided to customers in the ordinary course of business consistent with past practices and are not subject to any rebates.

(f)	Except as set forth in Part 3.4(f) of the Disclosure Letter, none of the Acquired Companies has generated any revenue in Portugal (or from customers located in Portugal) in fiscal years 2006 or 2007.

(g)	None of the Acquired Companies has distributed reserves or declared or paid reserves, including dividends or supplementary payments, other than the incorporation of reserves and share premium into share capital of the Company.

(h)	As of 30 June 2007, the cash and cash equivalents of the Acquired Companies (including the EUR 566.280 of cash reflected on the balance sheet of the Company as of 30 June 2007 under “Current Assets – Other Receivables – Other” in respect of an amount deposited in escrow relating to the lease by the Company of its current headquarters, which amount will be released to the Company at the time and pursuant to the conditions described in Part 3.4(h) of the Disclosure Letter): exceed the Acquired Company Indebtedness as provided on Schedule XI.

(i)	None of the assets or operations of any of the Acquired Companies is (or will be) subject to any Encumbrance or other restriction as a result of or related to the Portuguese Governmental Grant. All work and deliverables in respect of the Portuguese Governmental Grant have been performed or provided in full by the Company prior to 1 June 2007.

3.5	Liabilities.

(a)	None of the Acquired Companies has any Liabilities of any nature, either matured or unmatured having a value in excess of EUR 10.000 (whether or not required to be reflected in accounts in accordance with IFRS or POC, and whether due or to become due), except for: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Account; (ii) accounts payable or accrued salaries that have been incurred by each of the Acquired Companies since 30 June 2007 in the ordinary course of business and consistent with such Acquired Company’s past practices; (iii) Liabilities under the Acquired Company Contracts; and (iv) the Liabilities identified in Part 3.5(a) of the Disclosure Letter.

(b)	Except as set forth in Part 3.5(b) of the Disclosure Letter, none of the Acquired Companies has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended) or similar arrangement under Portuguese law. Without limiting the generality of the foregoing, none of the Acquired Companies guarantees any debt or other obligation of any other Person, other than in relation to rent and car payments of employees in the ordinary course of business.

3.6	Absence of Changes. Except as set forth in Part 3.6 of the Disclosure Letter, between 30 June 2007 and the date of this Agreement:

(a)	there has not been any Material Adverse Effect on the Acquired Companies, and no event has occurred that to the Company’s Knowledge will (or would reasonably be expected to) have a Material Adverse Effect on the Acquired Companies;

(b)	none of the Acquired Companies has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares in their respective share capital or other securities, and none of the Acquired Companies has repurchased, redeemed or otherwise reacquired any shares in their respective share capital or other securities;

(c)	none of the Acquired Companies has incurred or become obligated with respect to any Additional Acquired Company Indebtedness of the type described in clauses “(a),” “(b)” and “(c)” of the definition of Additional Acquired Company Indebtedness other than as disclosed in Part 3.6 (c) of the Disclosure Letter;

(d)	none of the Acquired Companies has (i) established, adopted, amended or terminated any Plan (as defined in Section 3.14(a)); (ii) paid any bonus or made any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices; (iii) increased the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees; or (iv) hired or made an offer to hire any new employee at the level of management or above;

(e)	none of the Acquired Companies has changed any of its methods of accounting or accounting practices in any respect;

(f)	none of the Acquired Companies has made any Tax Election (as defined in Section 3.13(m));

(g)	none of the Acquired Companies has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices;

(h)	Except as set forth in Part 3.7(h) of the Disclosure Letter, none of the Acquired Companies has entered into any hedging arrangements or similar Contracts, nor has it promised, accepted or otherwise committed to enter into such Contracts, in each case inconsistent with its past practices; and

(i)	none of the Acquired Companies has agreed or legally committed to take any of the actions referred to in clauses “(c)” through “(h)” above.

3.7	Title to Assets.

Each of the Acquired Companies owns, and has good and marketable title to or ownership of, all tangible assets purported to be owned by it. All of said tangible assets owned by the Acquired Companies are owned free and clear of any Encumbrances, except for: (A) any lien for current Taxes not yet due and payable; and (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies. The tangible assets owned or leased by the Acquired Companies are reasonably adequate for the uses to which they are being put, are regularly and properly maintained, are in good condition and repair (ordinary wear and tear excepted). Other than in relation to the services supplied by the Founders, no Acquired Company uses or relies in a material respect on any assets, facilities or services supplied by any of the Selling Shareholders.

3.8	Real Property; Environmental Matters.

(a)	No Acquired Company currently owns (or has ever owned) or leases any real property or any interest in any real property other than the leasehold interests identified in Part 3.8(a) of the Disclosure Letter.

(b)	To the Company’s Knowledge, the real property identified in Part 3.8(a) of the Disclosure Letter and each other parcel of property that is (or that has been) leased to, occupied by, controlled by or used by any of the Acquired Companies, and all surface water, groundwater, soil and air associated with or adjacent to such property is free of any hazardous materials or environmental contamination of any nature, other than hazardous materials or environmental contamination that would result in a material liability to any of the Acquired Companies. To the Company’s Knowledge, each of the Acquired Companies is, and has at all times been, in compliance in all material respects with each Legal Requirement relating to environmental matters that is applicable to it or to the conduct of its business or the ownership of its assets.

3.9	Intellectual Property.

(a)	Part 3.9(a) of the Disclosure Letter contains a list of: (i) each item of Acquired Company IP that is Registered IP; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) the present status of each such item of Registered IP; and (iv) to the extent that any Person other than an Acquired Company has an ownership interest in such item of Registered IP, the nature of such ownership interest.

(b)	The Company has delivered to the Purchaser a copy of each standard form of the following Contracts, if used by any of the Acquired Companies at any time since 31 December 2004: (i) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights to an Acquired Company or any confidentiality provision (an “Employee IP Agreement”); (ii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights to an Acquired Company or any confidentiality provision; (iii) confidentiality or nondisclosure agreement with any employees, consultants, trainees, service providers, customers, customers’ subcontractors or any other Person and an Acquired Company; or (iv) consulting, support, or professional services agreement used by an Acquired Company.

(c)

Part 3.9(c)(i) of the Disclosure Letter contains a list of all Contracts pursuant to which any Person has granted an Acquired Company any rights or licenses (including covenants not to sue) to any Intellectual Property or Intellectual Property Rights that are material to the operation of the business of the Acquired Companies, other than non-exclusive licenses to generally commercially available third party Intellectual Property (including software) or Intellectual Property Rights (“In-Licenses”). Part 3.9(c)(ii) of the

Disclosure Letter contains a list of all Contracts pursuant to which any Acquired Company has granted any Person (other than another Acquired Company) any rights or licenses (including covenants not to sue) to Acquired Company IP, other than licenses granted in the ordinary course: (i) of Acquired Company Products; or (ii) pursuant to Specified Customer Contracts (“Out-Licenses”; together with the In-Licenses, the “Acquired Company IP Contracts”).

(d)	Except as set forth in Part 3.9(d) of the Disclosure Letter or pursuant to an In-License, no Person (other than an Acquired Company) owns any Intellectual Property Right material to any Acquired Company Product or Acquired Company Service (it being understood that the representations and warranties contained in this sentence are not being made with respect to any Nordic Asset). The Acquired Companies own all right, title and interest to and in the Acquired Company IP free and clear of any material Encumbrances other than non-exclusive licenses granted in the ordinary course of business, including nonexclusive licenses granted pursuant to a Specified Customer Contract or an Out-License (it being understood that the representations and warranties contained in this sentence are not being made with respect to any Nordic Asset). Since the acquisition by the Acquired Companies of the Nordic Assets, the ownership of any Intellectual Property Rights that are Nordic IP have not been transferred by any of the Acquired Companies to any Person or become subject to any Encumbrances, other than non-exclusive licenses granted in the ordinary course of business, including nonexclusive licenses granted pursuant to a Specified Customer Contract or an Out-License.

(e)	Except as set forth in Part 3.9(e) of the Disclosure Letter, each current and former employee of (and each current and former service provider, consultant and independent contractor of or to) any of the Acquired Companies engaged in the creation or development of any material Intellectual Property or Intellectual Property Rights for such Acquired Company has signed an Employee IP Agreement or a similar agreement in each case where such agreement has been entered into after January 1, 2005, in one of the forms set forth in Part 3.9(e) of the Disclosure Letter, or otherwise containing an assignment of such Intellectual Property or Intellectual Property Rights to an Acquired Company.

(f)	None of the Acquired Companies is, or has ever been, a member or promoter of, or a material contributor to, any industry standards body or similar organization that could require or obligate such Acquired Company to grant or offer to any other Person any license or right to any Acquired Company IP.

(g)	The Acquired Companies have taken reasonable steps consistent with industry standard practices to safeguard and maintain the secrecy and confidentiality of trade secrets that are material to the Acquired Companies, and otherwise protect and enforce their rights in trade secrets that are material Acquired Company IP.

(h)	Except as set forth in Part 3.9(h) of the Disclosure Letter, the Acquired Companies are neither compensating nor have any obligation to compensate or account to any Person for the use of any of the Acquired Company IP.

(i)	All Registered IP that is Acquired Company IP is valid and enforceable (it being understood that the representations and warranties contained in this sentence are not being made with respect to any Nordic IP). Without limiting the generality of the foregoing:

(i) no Acquired Company has received notice of any interference, opposition, reissue, reexamination or other Legal Proceeding of any nature, active or pending or to the Company’s Knowledge, threatened, in which the scope, validity or enforceability of any Acquired Company IP is being contested or challenged; and

(ii) all of the registrations and pending applications to any Governmental Bodies with respect to Acquired Company IP that is Registered IP are being duly maintained and prosecuted and all maintenance and related fees due have been paid, except where an Acquired Company has made a reasonable business judgment to not prosecute or maintain such Intellectual Property Rights or registrations.

(j)	Neither the execution nor delivery of this Agreement, nor the consummation of the share sale contemplated hereby, will result in or give any other Person the right or option to cause or declare: (i) a loss of ownership of or exclusive right to, or an Encumbrance on, any Acquired Company IP; (ii) the release, disclosure or delivery of any material Acquired Company IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of, or entitle any other Person to exercise or use, any license or other right or interest under, to or in any material Acquired Company IP; provided, however, that the representations and warranties in this Section 3.9 (j) are not being made either: (A) where such Person is MIPS or any of its affiliates; or (B) where such Acquired Company IP is or was Nordic IP.

(k)	To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Acquired Company IP in a manner that would have a material adverse effect on an Acquired Company or that would result on an Acquired Company having to make a material payment to a third party.

(l)	Except as set forth in Part 3.9(l) of the Disclosure Letter, no Acquired Company, Acquired Company Product or Acquired Company Service is infringing, misappropriating or otherwise violating (or has infringed, misappropriated or otherwise violated) the Intellectual Property Rights of any other Person (it being understood that the representations and warranties contained in this sentence are not being made with respect to any Nordic Asset or with respect to the operation of the Acquired Companies in relation to any Nordic Asset). To the Company’s Knowledge as except as set forth in Part 3.9(l) of the Disclosure Letter, no product that is a Nordic Asset is infringing, misappropriating or otherwise violating (or has infringed, misappropriated or otherwise violated) the Intellectual Property Rights of any other Person. Without limiting the generality of the foregoing:

(i) except as set forth in Part 3.9(l) of the Disclosure Letter, no Acquired Company has received notice of any infringement, misappropriation or similar claim or Legal Proceeding that is pending has been threatened against any of the Acquired Companies or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by any of the Acquired Companies with respect to such claim or Legal Proceeding; and

(ii) except as set forth in Part 3.9(l) of the Disclosure Letter, since 31 December 2004, none of the Acquired Companies has received any notice in writing relating to any actual, alleged or suspected infringement, misappropriation or violation by an Acquired Company of any Intellectual Property Right of another Person.

(m)	No Acquired Company Product or Acquired Company Service contains, is derived from, is distributed with or is being or was developed using Open Source Code such that such Acquired Company Product or Acquired Company Service is subject to license terms that: (A) impose or could reasonably be expected to impose a requirement or condition that any Acquired Company Product or Acquired Company Service or any part thereof: (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (B) grant or would require the grant of a license to any Person of any Acquired Company IP.

(n)	The Acquired Companies have complied with all applicable Legal Requirements (and have obtained all required approvals) relating to export control with respect to the export of any Acquired Company Products or Acquired Company Services.

3.10	Contracts.

(a)	Part 3.10(a) of the Disclosure Letter lists each Acquired Company Contract:

(i) which provides for indemnification of any director or agent;

(ii) that: (A) is an Acquired Company IP Contract; (B) is a Contract for the acquisition or sale of any material Intellectual Property Right; or (C) is a Contract for the development of any material Intellectual Property Right other than in the case of “(A)” any Specified Customer Contract and in the case of clauses “(B)” and “(C)”: (1) any Specified Customer Contract; (2) any Contract that is not material to the business of any Acquired Company; or (3) any other Acquired Company Contract for the sale or license of any Acquired Company Product or sale or provision of any Acquired Company Service prior to January 1, 2005;

(iii) that is a Specified Customer Contract;

(iv) (A) creating or establishing any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities (including the sharing with any Person of any fees or royalties received by any of the Acquired Companies for the licensing of any Acquired Company IP); (B) imposing on an Acquired Company an obligation to provide or grant most favored nation pricing; (C) involving a right of first refusal, right of first negotiation or other similar right with respect to an Acquired Company, an Acquired Company Product or an Acquired Company Service; or (D) involving exclusive marketing or other exclusive rights, or exclusive or non-exclusive sales, distribution or reseller rights, with respect to a material Acquired Company Product or Acquired Company Service in each case under clauses “(A)” through “(D)” other than: (1) any Specified Customer Contract; (2) any other Acquired Company Contract for the sale or license of any Acquired Company Product or sale or provision of any Acquired Company Service prior to January 1, 2005; (3) an Acquired Company IP Contract, or (4) a Contract that is not material to the business of an Acquired Company;

(v) imposing any restriction on any of the Acquired Companies: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person, or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology, in each case under clauses “(A)” through “(C)” other than: (1) any Specified Customer Contract; (2) any Contract that is not material to the business of any Acquired Company, and (3) any other Acquired Company Contract for the sale or license of any Acquired Company Product or sale or provision of any Acquired Company Service prior to January 1, 2005;

(vi) involving any loan, guaranty, pledge, performance or completion bond or surety arrangement in excess of EUR 25.000;

(vii) with a sole source supplier of a product or service that is material to the operation of the business of an Acquired Company or pursuant to which any Acquired Company is obligated to purchase all, or any specific portion or percentage of, its requirements for, or any minimum amount of, any product, good or service that are material to such Acquired Company;

(viii) with any Related Party; and

(ix) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or benefiting any Governmental Body, other than operating licenses or permits, tax registrations and similar Contracts.

(Contracts in the respective categories described in clauses “(i)” through “(xi)” above and all Contracts identified, or required to be identified, in Part 3.10 of the Disclosure Letter are referred to in this Agreement as “Material Contracts.”)

(b)	No director of any of the Acquired Companies has an outstanding right to any compensation, nor the right to participate in the profits of any Acquired Companies, solely in his or her capacity as a director of an Acquired Company.

(c)	The Company has delivered to the Purchaser accurate and complete copies of all written Material Contracts identified in Part 3.10(a) of the Disclosure Letter, including all amendments thereto. Each Contract identified in Part 3.10(a) of the Disclosure Letter is, to the Company’s Knowledge, valid and in full force and effect, and, is enforceable by the respective Acquired Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d)

Except as set forth in Part 3.10(d) of the Disclosure Letter: (i) none of the Acquired Companies has materially violated or breached, or committed any material default under, any Material Contract, which remains uncured, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any such Material Contract which remains uncured; (ii) to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a violation or breach of any of the material provisions of any Material Contract; (B) give any party to such Material Contract the right to declare a default or exercise any remedy under any such Material Contract; (C) give any party to such contact the right to accelerate the maturity or performance of any such Material Contract; or (D) give any party to such contract the right to cancel, terminate or modify any Material Contract; and (iii) since 31 December 2005, none of the Acquired Companies has received any notice regarding any actual or possible violation or breach of, or default under, any Material Contract by an Acquired Company.

(e)	No Acquired Company has received notice of any pending or threatened claims, and to the Company’s Knowledge, there is no basis for any such material claims, against any Acquired Company under any Material Contract.

(f)	Part 3.10(f) of the Disclosure Letter identifies all powers of attorney granted by each of the Acquired Companies and in effect as of the date of this Agreement other than in connection with the prosecution of Registered IP.

(g)	Part 3.10(g) of the Disclosure Letter lists the foreign exchange forward or similar Contracts entered into or otherwise committed to be entered into by any Acquired Company.

3.11	Compliance with Legal Requirements.

Except as set forth in Part 3.11 of the Disclosure Letter, each of the Acquired Companies is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets, including any applicable Legal Requirements relating to: (i) personal data protection; (ii) antitrust or competition matters; and (iii) insurance matters. No event has occurred, and, to the Company’s Knowledge, no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by the any of the Acquired Companies of, or a failure on the part of any of the Acquired Companies to comply with, any Legal Requirement. Except as set forth in Part 3.11 of the Disclosure Letter, since 31 December 2005, none of the Acquired Companies has received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. It is expressly understood that nothing in this Section 3.11 is intended to address any of the matters covered by Sections 3.1 to 3.10 and 3.12 to 3.17.

3.12	Governmental Authorizations; State Aid.

(a)

Except as set forth in Part 3.12(a) of the Disclosure Letter, all of the Governmental Authorizations held by the Acquired Companies are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the respective Acquired Company to conduct its business in the manner in which its business is currently being conducted. Each of the Acquired Companies is, and since 31 December 2005 each of the Acquired Companies has been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations held by such Acquired Company. Since 31 December 2005, no Acquired Company has received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

(b)	Except as set forth in Part 3.12(b) of the Disclosure Letter, none of the Acquired Companies possesses (or has ever possessed) or has any rights or interests with respect to (or has ever had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Body.

3.13	Tax Matters.

(a)	Except as set forth in Part 3.13 (a) of the Disclosure Letter: (A) All Tax Returns required to be filed by or on behalf of the Acquired Companies with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Company Returns: (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements; (B) all Taxes that are due and payable on or before the Closing Date have been or will be timely paid on or before the Closing Date and (C) without limiting the generality of the foregoing, all Taxes that have become due and payable in connection with the transfer of any Intellectual Property from any affiliate of the Company to the Company have been timely paid. The Company has made available to the Purchaser accurate and complete copies of all Acquired Company Returns filed by or on behalf of the Acquired Companies since 31 December 2003.

(b)	Except as set forth in Part 3.13(b) of the Disclosure Letter, the Company Accounts fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with IFRS or POC, as applicable. The Company has established in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from 1 January 2007 through the Closing Date. All Taxes incurred (whether or not due) since the date of the Unaudited Interim Account have been incurred in the ordinary course of business. All Taxes required to be withheld by the Acquired Companies have been properly and timely withheld and remitted.

(c)	No Acquired Company Return relating to Taxes is being (or, to the Company’s Knowledge, is threatened to be) examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Company Returns or to the assessment of any Taxes has been granted (by any of the Acquired Company or any other Person), and no such extension or waiver has been requested from any of the Acquired Companies.

(d)	None of the Acquired Companies is, or has been, a party to or bound by any Tax Indemnity Agreement, Tax Sharing Agreement, Tax Allocation Agreement or similar Contract.

(e)	Part 3.13(e) of the Disclosure Letter sets forth all Tax exemptions, Tax Holidays or other Tax Reduction Agreements or arrangements applicable to any of the Acquired Companies. Each of the Acquired Companies is in compliance with all terms and conditions of any Tax exemptions, Tax Holiday or other Tax reduction agreement or order of a territorial or non-U.S. Governmental Body.

(f)	Part 3.13(f) of the Disclosure Letter sets forth each Acquired Company Contract that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the U.S. Internal Revenue Code (the “Code”) or comparable rules under non-U.S. Tax laws.

(g)	The Acquired Companies have not been subject to any limitations with respect to carrying forward or back (or utilizing) their Tax losses, credits and other favorable Tax attributes under the Legal Requirements of any country, including Portugal, in which the Acquired Companies are currently filing Tax returns.

(h)	None of the Acquired Companies has been or will be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to article 58 of the Portuguese Corporate Income Tax Code or any comparable provision under non-Portuguese Tax Laws by reason of the transactions contemplated by this Agreement or as a result of transactions, events or accounting methods employed prior to the Closing.

(i)	The Company has never been a member of a consolidated, combined or unitary group of which the Company was not the ultimate parent corporation.

(j)	The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(k)	Except as set forth in Part 3.13(k) of the Disclosure Letter, no Tax authority has raised any issue with respect to Taxes relating to the Acquired Companies which, by application of similar principles, could result in the issuance of a notice of deficiency or similar notice of intention to assess Taxes by any Tax authority.

(l)	No jurisdiction or country in which the Acquired Companies do not file, or have not filed, Tax Returns have asserted Taxing jurisdiction or could reasonably be expected to assert Taxing jurisdiction based on the activities of the Acquired Companies prior to the Closing.

(m)

For purposes of this Agreement: (i) “Tax Election” shall mean a choice made by a taxpayer with respect to the Tax treatment of a specific situation, transaction or event (e.g., an election to expense research and development costs). Some elections require the approval of the Tax authorities (e.g., generally, changes in accounting method) while other elections may be made without prior approval (e.g., elections made by the taxpayer on a Tax Return). An election typically has an impact on how a specific situation, transaction or event is reported on the taxpayer’s Tax Return. For the avoidance of doubt, the failure to make an available election is an election; (ii) “Tax Indemnity Agreement” shall mean an agreement or arrangement by which a taxpayer agrees to indemnify, in whole or in part, another person for a Tax liability that may be incurred by such other person; (iii) “Tax Sharing Agreement” or “Tax Allocation Agreement” shall mean an agreement or arrangement among taxpayers that sets forth a methodology for allocating Tax liabilities among the taxpayers and the manner in which such Taxes are paid. The agreement or arrangement may also allocate the benefit of certain Tax attributes (e.g., net operating losses, Tax credits) among the taxpayers. Such agreements or arrangements may be entered into, for example, by corporations that are part of a consolidated group for income tax purposes; (iv) “Tax Exemption” shall mean an exemption from all or certain Taxes in which all or part of the Taxes that would normally be collected are instead foregone (e.g., an exemption from value-added tax on certain goods or services; an exemption from property taxes); (v) “Tax Holiday” shall mean a temporary reduction or elimination of a Tax typically provided by a Governmental Body as an incentive to attract, retain or expand a particular business or activity. Tax Holidays may, for example, be applicable to all businesses located in a particular region or engaged in a particular line of business, or may be granted on a case by case basis to a specific taxpayer; and (vi) “Tax Reduction Agreement” shall mean an agreement or arrangement setting forth a the terms of a Tax Holiday or other Tax incentive provided by a Governmental Body to a particular taxpayer.

3.14	Employee and Labor Matters; Social Security; Benefit Plans.

(a)	Except as set forth in Part 3.14(a)(i) of the Disclosure Letter relating to employee files that, if provided, would violate applicable law, the Acquired Companies have made available to the Purchaser complete files for all current Acquired Company Employees and trainees (who provide services relating to the creation, development or sale of material Intellectual Property Rights or Acquired Company Products), as of the date of this Agreement, which files include all Contracts with such Acquired Company Employees, service providers, trainees and independent contractors (including service agreements, trainee agreements, independent contractor agreements and Contracts providing for indemnification) and all employee benefit plans, programs and similar arrangements (each, a “Plan”). Part 3.14(a)(ii) of the Disclosure Letter sets forth: (i) the employee number, position and annual base salary of each Acquired Company Employee; and (ii) the names of any Acquired Company Employees who are entitled to receive benefits outside the ordinary course of business and in excess in the aggregate of 10% of such Acquired Company Employees’ annual base salary. No Acquired Company Employee is entitled to sharing the profits of any of the Acquired Companies. None of the Acquired Companies is, and none of the Acquired Companies has been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Acquired Company Employees and there are no labor organizations representing, purporting to represent or, to the Company’s Knowledge, seeking to represent any current Acquired Company Employees. During the three years prior to the date hereof, none of the Acquired Companies has had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Acquired Company Employees.

(b)

None of the Acquired Companies has any plan or commitment to create, adopt or enter into any additional Plan, or to modify or change any existing Plan (other than to comply with applicable law or as disclosed in Part 3.14(b) of the Disclosure Letter). Except as set forth in Part 3.14(b) of the Disclosure Letter, none of the Acquired Companies has taken up any undertaking that gives any Acquired Company Employee or any director, service provider, trainee or independent contractor of or to any of the Acquired Companies (or any Person who was an employee, director, service provider, trainee or independent contractor of or to any of the Acquired Companies) any right or claim upon a change of control of an Acquired Company or similar event involving an Acquired Company. There has been no amendment to, or written interpretation or announcement by, any of the Acquired Companies which would materially increase the expense of maintaining any Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company’s accounts. No Plan provides health benefits that are not fully insured through an insurance contract. None of the Acquired Companies has agreed to provide any current Acquired Company Employee with any compensation or benefits pursuant to an agreement with a former employer of such individuals. Except as set forth in Part 3.14(e) of the Disclosure Letter, none of the Acquired Companies have any Liabilities to any former employees of an Acquired Company under any of the Plans.

(c)	Each of the Plans has been established, operated and administered in all material respects in accordance with, and the Acquired Companies have performed in all material respects all obligations required to be performed by them under, applicable Legal Requirements. All contributions required to be made by the Acquired Companies to any Plan have been timely made or accrued and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date. Other than in relation to acquired rights of the employees, each Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without liability to any of the Acquired Companies or the Purchaser (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened or reasonably anticipated by the Portuguese Labour and Social Security Authorities or any other Governmental Body with respect to any Plan.

(d)	Except as set forth in Part 3.14(d) of the Disclosure Letter Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events) result in any payment (whether of severance pay or otherwise and whether or not under any Plan), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits in relation to employment matters.

(e)	Except as set forth in Part 3.14(e) of the Disclosure Letter each of the Acquired Companies: (i) is (and, to the Company’s Knowledge, has at all times been) in compliance in all material respects with all applicable Legal Requirements, Contracts and orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters; (ii) has withheld, reported and paid all amounts required by any Legal Requirement or Contract to be withheld, reported or paid with respect to wages, salaries, bonuses and other payments to any Acquired Company Employee or director (or any Person who was an employee or director of any of the Acquired Companies) (including all social security and other Taxes required to be withheld, reported or paid with respect to bonuses); (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Acquired Company Employee or director (or any Person who was an employee or director of any of the Acquired Companies) (other than routine payments to be made in the normal course of business and consistent with past practice).

(f)	No Acquired Company is engaged, and no Acquired Company has ever been engaged, in any unfair labor practice of any nature. Except as set forth in Part 3.14(j) of the Disclosure Letter, there are no actions, suits, written claims, labor disputes or grievances relating to any labor, safety or discrimination matters involving any current or former employee of any of the Acquired Companies, including any charges of non-payment of overtime, unfair labor practices or discrimination complaints. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to give rise to or provide a basis for any material action, suit, claim, labor dispute or grievance. No Acquired Company is involved in a dispute with any trade union, association of trade unions, employees association, works council or other body representing employees.

(g)	Each of the Acquired Companies is up to date in the payment and satisfaction of its obligations regarding any Acquired Company Employee, including with respect to salaries, payment in kind, compensation, insurance, allowances, premiums, bonuses, social benefits, pension commitments and social security benefits. Any pending amounts accrued have been duly reflected in each of the Acquired Companies’ books.

3.15	Insurance.

(a)	Part 3.15(a) of the Disclosure Letter provides a list of: (i) each insurance policy maintained by, at the expense of or for the benefit of each of the Acquired Companies as of the date of this Agreement (i.e., name of the insurer and the insured, deductibles, coverage limits, premiums and term of policy); and (ii) any claims pending thereunder as of the date of this Agreement. The Company has made available to the Purchaser accurate and complete copies of the insurance policies identified on Part 3.15(a) of the Disclosure Letter. Each of the insurance policies identified in Part 3.15(a) of the Disclosure Letter is in full force and effect. With respect to any insurance for (or on behalf of) any employees of the Acquired Companies, the Acquired Companies have declared the actual salaries being paid to such employees.

(b)	None of the Acquired Companies has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy currently in effect; (ii) refusal of any coverage or rejection of any claim under any insurance policy currently in effect; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy currently in effect.

3.16	Legal Proceedings; Orders.

(a)

Except as set forth in Part 3.16(a) of the Disclosure Letter, there is no pending Legal Proceeding (and, since December 31, 2005, there has not been any pending Legal Proceeding) involving more than EUR 50.000 and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies or any Person whose liability any of the Acquired Companies has or may have retained or assumed, either contractually or by operation of law involving more than

EUR 50.000; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement; or (iii) that relates to the ownership of any share capital of any of the Acquired Companies, or any option or other right to acquire any share capital of any of the Acquired Companies, or right to receive consideration as a result of the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)	There is no order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by each of the Acquired Companies, is subject.

3.17	Non-Contravention; Consents. Neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) the consummation of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a)	contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of any of the Acquired Companies; or (ii) any resolution adopted by the shareholders, board of directors or any committee of the board of directors of any of the Acquired Companies;

(b)	contravene, conflict with or result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject (it being understood that this clause “(b)” shall not constitute any representation relating to any Legal Requirement regarding antitrust or competition matters);

(c)	contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to any such Acquired Company’s business or to any of the assets owned or used by any such Acquired Company (it being understood that this clause “(c)” shall not constitute any representation relating to antitrust or competition matters);

(d)	contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Company Contract that is a Material Contract, or give any party to any such Contract the right to: (i) declare a default or exercise any remedy under any such Acquired Company Contract; (ii) accelerate the maturity or performance of any such Acquired Company Contract; or (iii) cancel, terminate or modify any such Acquired Company Contract (it being understood that this clause “(d)” shall not constitute any representation relating to any Specified Customer Contract, any Acquired Company IP Contract or any other Acquired Company Contract for the sale or license of any Acquired Company Product or sale or provision of any Acquired Company Service); or

(e)	result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Companies).

Except as set forth in Part 3.17 of the Disclosure Letter, none of the Acquired Companies is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (y) the consummation of the transactions contemplated by this Agreement (it being understood that this sentence shall not constitute any representation relating to: (1) any Specified Customer Contract, any Acquired Company IP Contract or any other Acquired Company Contract for the sale or license of any Acquired Company Product or sale or provision of any Acquired Company Service; or (2) antitrust or competition matters).

3.18	Brokers. Except for ABN AMRO Bank N.V., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies. No Person is or may become entitled to receive any fee or other amount from any of the Acquired Companies for professional services performed or to be performed in connection with any of the transactions contemplated by this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each of the Selling Shareholders represents and warrants, to and for the benefit of the Indemnitees, as follows:

4.1	Ownership of Shares. Such Selling Shareholder owns the number and class or series of Shares set forth opposite such Selling Shareholder’s name in Schedule I, free and clear of any Encumbrance and such Selling Shareholder is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of such Shares free and clear of any Encumbrance on the terms of this Agreement.

4.2	Capacity and Authority of Selling Shareholders; Binding Nature of Agreement. Such Selling Shareholder has the absolute and unrestricted right, power and capacity to enter into and to perform such Selling Shareholder’s obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which any Selling Shareholder is or will be a party; and, if applicable, the execution, delivery and performance by such Selling Shareholder of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of such Selling Shareholder and, if necessary, its board of directors and shareholders. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which any Selling Shareholder is a party constitutes the legal, valid and binding obligation of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No Legal Proceedings are current, pending or threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of such Selling Shareholder hereunder and so far as such Selling Shareholder is aware there are no circumstances which might give rise to any such Legal Proceedings or the threat of any such Legal Proceedings.

4.3	Non-Contravention; Consents. Neither: (1) the execution, delivery or performance by such Selling Shareholder of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) the consummation by such Selling Shareholder of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time), contravene, conflict with or result in a violation or breach of: (a) any of the provisions of the charter documents, if any, of such Selling Shareholder; (b) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of such Selling Shareholder, if applicable; or (c) any provision of any contract to which such Selling Shareholder is bound. Except for the filing of a Form 4 with applicable Tax authorities in Portugal, none of the Selling Shareholders is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the transactions contemplated by this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF MIPS AND THE PURCHASER

Each of MIPS and the Purchaser jointly and severally represent and warrant to the Selling Shareholders as follows:

5.1	Due Organization. The Purchaser and MIPS are, respectively, a company duly organized, validly existing and in good standing under the laws of the State of Delaware and of the State of Portugal and have full power and authority to conduct their businesses in the manner in which their businesses are currently being conducted and to own and use their assets in the manner in which their assets are currently owned and used.

5.2	Non-Contravention; Consents.

(a)	Neither: (i) the execution, delivery or performance by MIPS or the Purchaser of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation by MIPS and Purchaser of the transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation or breach of: (A) any of the provisions of the articles of associations of MIPS or of the Purchaser; (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of MIPS or of the Purchaser; or (C) any provision of any material contract to which MIPS or the Purchaser are bound.

(b)	Except as may be required under the Securities Exchange Act of 1934, as amended, the Delaware General Corporation Law or any applicable antitrust or competition laws (and except for the filing of a Form 4 with applicable Tax authorities in Portugal), MIPS and the Purchaser will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of any of the transactions contemplated by this Agreement.

5.3	Authority; Binding Nature of Agreement. MIPS and the Purchaser have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which MIPS and/or the Purchaser are a party; and the execution, delivery and performance by MIPS and the Purchaser of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of MIPS and of the Purchaser and, if necessary, its board of directors and shareholders. This Agreement and each other agreement, document or instrument referred to in this Agreement to which MIPS and/or the Purchaser are a party constitute the legal, valid and binding obligation of MIPS and of the Purchaser, enforceable against each of them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.	INDEMNIFICATION

6.1	Survival of Representations, Etc.

(a)	Subject to Section 6.1(c), the representations and warranties made by the parties in this Agreement (including the Specified Representations) shall survive the Closing and shall expire on the first anniversary of the Closing Date (the “Termination Date”) as from which date all liability for breach of those representations and warranties shall cease and any amount remaining in the Indemnification Escrow Account shall be held or released in accordance with the Indemnification Escrow Agreement; provided, however, that if, at any time prior to the Termination Date, any Indemnitee (acting in good faith) delivers to the Shareholders’ Representative a Claim Notice (as defined in, and in accordance with, Schedule XII) asserting a claim for recovery under Section 6.2 based on such alleged breach (the “Claim”), then the Claim asserted in such Claim Notice shall survive the Termination Date until such time as such Claim is fully and finally resolved.

(b)	The representations, warranties, covenants and obligations of the Selling Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives, other than information disclosed in the Disclosure Letter.

(c)	Nothing contained in Section 6.1 shall limit any rights or remedy of any Indemnitee for claims based on fraud.

6.2	Indemnification by Selling Shareholders. From and after the Closing (but subject to Section 6.1 and to the last paragraph of this Section 6.2), the Selling Shareholders (the “Indemnitors”) shall hold harmless and indemnify each of the Indemnitees or the relevant Acquired Company (in each case without duplication) from and against, and shall compensate and reimburse each of the Indemnitees or the relevant Acquired Company (in each case without duplication) for any Damages which are incurred by any of the Indemnitees or any of the Acquired Companies and which arise from or are a result of:

(a)	any breach of any representation or warranty made by any Selling Shareholder in this Agreement as of the date of this Agreement (in each case without duplication of Damages where the circumstances or facts give rise to a breach of multiple representations and warranties);

(b)	any Shareholders Transaction Expenses not paid by the Selling Shareholders prior to or at the Closing which any Acquired Company is obligated to pay; or

(c)	any Post-Closing Payment Fees payable by the Selling Shareholders.

Notwithstanding anything to the contrary contained in this Agreement: (A) with respect to the representations and warranties contained in Section 4, a Selling Shareholder shall only have liability as to a breach of such representations and warranties as they relate to such Selling Shareholder (and not as they relate to any other Selling Shareholder); (B) if prior to the first anniversary of the Closing, an Indemnitee asserts a claim for indemnification under Section 6 (the “Applicable Claim”) for a breach of Specified Representations other than Section 4.1, such Indemnitee shall seek recourse with respect to such Applicable Claim against the Indemnification Escrow Amount before seeking recourse directly against the Selling Shareholders (it being understood, however, that if the amount of Damages claimed by such Indemnitee to be owing with respect to the Applicable Claim exceeds the portion of the Indemnification Escrow Amount that is not subject to a prior indemnification claim and that is available for such Applicable Claim, then, subject to the other limitations contained in this Section 6, such Indemnitee shall be entitled to seek recourse directly against the Selling Shareholders for such excess amount); and (C) if prior to the first anniversary of the Closing, an Indemnitee asserts an Applicable Claim for a breach of the representations and warranties contained in Section 4.1, such Indemnitee shall seek recourse with respect to such Applicable Claim against the Indemnification Escrow Amount before seeking recourse directly against such breaching Selling Shareholder (it being understood, however, that if the amount of Damages claimed by such Indemnitee to be owing with respect to the Applicable Claim exceeds the portion of the Indemnification Escrow Amount attributable to such breaching Selling Shareholder that is not subject to a prior indemnification claim and that is available for such Applicable Claim, then, subject to the other limitations contained in this Section 6, such Indemnitee shall be entitled to seek recourse directly against such Selling Shareholder for such excess amount).

If any Acquired Company incurs or otherwise becomes subject to any Damages as a result of or in connection with any breach of any representation and warranty, then (without limiting any of the rights of the Purchaser as an Indemnitee but always without duplication) the Purchaser shall also be deemed, by virtue of its ownership of the shares of the Acquired Companies, to have incurred Damages as a result of and in connection with such breach.

Notwithstanding anything to the contrary contained in this Agreement, the parties agree that any particular indemnification Claim pursuant to this Section 6.2 may only be brought against the Selling Shareholders by MIPS, or a person designated by MIPS as a person being entitled to act on behalf of all other Indemnitees seeking to assert an indemnification Claim against a Selling Shareholder).

6.3	Limitations; Exclusivity; Other Considerations.

(a)

No Damages arising from any individual breach of a representation and warranty shall count toward the satisfaction of the Deductible (as defined below) or otherwise be counted towards Damages unless the breach of such representation or warranty set forth in Section 3 (or multiple breaches of the same representation and warranty all of which are based on similar circumstances or facts, including where such circumstances or facts give rise to claims by multiple parties (without double counting)), without regard to any materiality qualifiers contained therein (including the word “Material” before “Contract” in Section 3.10(d) and the word “material” before other words or phrases contained in Section 3, but excluding the reference to “Material” before the word “Contract” in the first sentence of Section 3.10(c)) and without regard to the reference to EUR 10.000 in Section 3.5(a), results in Damages in excess of $10,000 individually (a “Qualified Claim”).

(b)	The Indemnitors shall not be required to make any indemnification payment pursuant to Section 6.2 until such time as the total amount of all Damages arising from Qualified Claims that have been incurred by any one or more of the Indemnitees exceeds, and only to the extent that such Damages exceed, $500,000 in the aggregate (the “Deductible”);

(c)	In the event that any Indemnitee or any Acquired Company incurs Damages resulting from an IP Breach (as defined below), and provided that such Damages would, in accordance with Sections 6.2, 6.3(a) and 6.3(b), entitle an Indemnitee to a claim for indemnification hereunder, then, notwithstanding anything to the contrary contained in this Agreement, for all such Damages in excess of $500,000 and less than or equal to $2,500,000, the Indemnitees shall be entitled to receive indemnification up to 50% of the Damages to which the Indemnitees are otherwise entitled pursuant to Section 6.2. If Damages (for which Indemnitees are otherwise entitled to indemnification pursuant to Section 6.2) incurred as a result of IP Breaches are in excess of $2,500,000, the Indemnitees shall be entitled to receive payment under Section 6.2 of up to $1,000,000 plus the amount by which such Damages incurred are greater than $2,500,000; it being understood that, except in the case of fraud, under no circumstances shall Indemnitors ever have any liability under any IP Breach for Damages that exceed the amounts remaining in the Indemnification Escrow Account. For the purposes of the foregoing “IP Breach” means a breach of a representation and warranty related to Intellectual Property and/or to Intellectual Property Rights (whether made under Section 3.9 or otherwise).

(d)	Recourse by the Indemnitees to the Indemnification Escrow Amount shall be the Indemnitees’ sole and exclusive remedy for Damages resulting from the matters referred to in Section 6.2 or 6.3; therefore, the Purchaser expressly agrees and accepts to exclude any other right, action, remedy defense, exception, claim or means of protection otherwise available in connection therewith and hereby expressly renounces to the fullest extent permitted by law to the rights it may have under law or contract to seek the rescission of this Agreement.

(e)	The limitations set forth in Sections 6.3(a), (b), (c) and (d), (as may be applicable) shall not apply: (i) in the case of fraud; (ii) to a breach of any of the Specified Representations; or (iii) to the matters referred to in Sections 6.2(b) and 6.2(c).

(f)	The limitations set forth in Sections 6.3(a) and (b) shall not apply to a breach of the representation and warranty made under Section 3.4(i).

(g)	When assessing the Damages claimed by the Indemnitee(s) or the Acquired Companies and finally to be indemnified by the Indemnitors pursuant to

Sections 6.2 and 6.3, an arbitrator may take into account, all evidence that such arbitrator may consider to be fair and just, including, among other things, in reducing Damages, evidence relating to:

(i) the amounts recoverable by such Indemnitee from any insurer or third party in respect of such Damage net of the costs incurred in connection recovering such amount such as, insurance premium increases;

(ii) any benefit consisting of an actual reduction in Taxes or social security charges resulting from such Damage for the Indemnitee or any Acquired Company net of any increase in Taxes such as a corresponding reduction in Tax deductions or other tax detriments;

(iii) any action or omission taken after the Closing by any of the Indemnitees, any Acquired Company, any other current or future affiliate of MIPS or any Representative of the Indemnitees, any Acquired Company or any such current or future affiliate, in any case to the extent that such action or omission increases or decreases the amount of Damages resulting from a particular matter; and

(iv) the fact that an amount of Damage in respect of Taxes or social security charges corresponds only to a change in the time when an amount of Taxes or social security charges should have been paid.

(h)	The Indemnitors shall not be liable to indemnify the Indemnitees against Damages which would not have occurred but for either: (i) a change, after the date hereof, of applicable law or Legal Requirements or of its interpretation or application by Governmental Body; or (ii) a change, after the Closing Date, of the accounting or Tax methods applied by the Acquired Companies or any restructuring of the Acquired Companies.

(i)	If: (i) there is a provision reflected in the Unaudited Interim Account; (ii) an Indemnitee or an Acquired Company incurs Damages a result of a breach of a representation or warranty contained in Section 3; and (iii) the provision referred to in clause “(i)” of this sentence relates directly to the circumstances giving rise to the breach referred to in clause “(ii)” of this sentence, Damages resulting from such breach shall be reduced by the amount of such provision to the extent and only to the extent that such provision has not been extinguished by prior reduction of such provision as a result of its use for its intended purpose (e.g., if a provision exists as an allowance for doubtful accounts and Acquired Company customers fail to pay their obligations to the Acquired Companies, such failure to pay shall reduce such provision and only after, and to the extent that, the provision has been fully utilized, shall a Claim for an Acquired Company customer’s failure to pay its obligations to the Acquired Companies arise).

6.4	Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against any of the Acquired Companies, MIPS, the Purchaser or any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 6, the Purchaser shall have the right to, and shall, at the Shareholders’ Representative’s request, proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Shareholders’ Representative. If the Purchaser so proceeds with the defense of any such claim or Legal Proceeding:

(a)	each Indemnitor shall make available to the Purchaser any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

(b)	the Purchaser shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if the Purchaser settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Shareholders’ Representative, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by MIPS, the Indemnitee, MIPS’ current or future affiliates (including the Acquired Companies) or any of their respective Representatives (excluding the Selling Shareholders) in connection with such claim or Legal Proceeding (it being understood that if the Purchaser requests that the Shareholders’ Representative consent to a settlement, adjustment or compromise, the Shareholders’ Representative shall not unreasonably withhold or delay such consent).

The Purchaser shall give the Shareholders’ Representative prompt notice of the commencement of any such Legal Proceeding against the Purchaser or any of the Acquired Companies; provided, however, that any failure on the part of the Purchaser to so notify the Shareholders’ Representative shall not limit any of the obligations of the Indemnitors under Section 6 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If the Purchaser does not elect to proceed with the defense of any such claim or Legal Proceeding, the Shareholders’ Representative may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to the Purchaser; provided, however, that the Shareholders’ Representative may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of the Purchaser (which consent may not be unreasonably withheld or delayed). In the event that the Purchaser does not defend a claim or matter subject to indemnification as provided above, any costs or expenses incurred or amounts paid by the Indemnitor in connection with such matter shall be deemed Damages paid by the Indemnitor in satisfaction of any indemnity obligation hereunder.

6.5	No Setoff. Subject to the other provisions of Section 6, the Indemnitees shall not have the right to withhold and deduct any sum that may be owed to any Indemnitee under Section 6 or pursuant to any other provision of this Agreement or any other agreement referred to herein or attached hereto from any amounts payable by the Purchaser to any Selling Shareholder, in any capacity, other than from the Indemnification Escrow Amount as provided in the Indemnification Escrow Agreement.

7.	ADDITIONAL INDEMNITY

The Parties further agree as set forth on Schedule XIII.

8.	MISCELLANEOUS PROVISIONS

8.1	No Consequential, Incidental, Indirect, Special or Punitive Damages.

In no event shall any party be liable to any other party for any consequential, indirect, special or punitive damages under this Agreement, even if advised of the possibility of such damages.

8.2	Several Liability of the Selling Shareholders.

Other than in respect of the rights of the Indemnitees to the Indemnification Escrow Account, the liability of the Selling Shareholder under this Agreement and the transactions contemplated hereby is several and not joint.

8.3	Shareholders’ Representative.

(a)	The Purchaser shall be entitled to deal exclusively with the Shareholders’ Representative on all matters relating to Sections 2, 6 and 7, and Schedule XII, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Selling Shareholder by the Shareholders’ Representative, and on any other action taken or purported to be taken on behalf of any Selling Shareholder by the Shareholders’ Representative, as fully binding upon such Selling Shareholder.

(b)	If the Shareholders’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Selling Shareholders shall within ten days after such death, disability or inability, appoint a successor to the Shareholders’ Representative and immediately thereafter notify the Purchaser of the identity of such successor. Any such successor shall succeed the Shareholders’ Representative as Shareholders’ Representative hereunder. If for any reason there is no Shareholders’ Representative at any time, all references herein to the Shareholders’ Representative shall be deemed to refer to the Selling Shareholders.

8.4	Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

8.5.	Fees and Expenses. Subject to Section 6, Section 7, Schedule XII and Schedule XIII, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement; provided, however, that the Selling Shareholders shall bear and pay all Shareholders Transaction Expenses (it being understood that all fees and expenses payable to ABN AMRO Bank N.V. shall be fees and expenses of the Selling Shareholders).

8.6.	Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. New York time on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. New York time on the day sent by facsimile); or (d) the third business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to MIPS

MIPS Technologies, Inc.

1225 Charleston Road

Mountain View, CA 94043

Attention: General Counsel

Facsimile: (650) 567-5154

If to Purchaser:

ATLANTIC ACQCO, LIMITADA

Rua Castilho, number 20, 6th floor

1250 Lisbon, Portugal

Facsimile: + 351 213 151 962

and to:

MIPS Technologies, Inc.

1225 Charleston Road

Mountain View, CA 94043

Attention: General Counsel

Facsimile: (650) 567-5154

If to the Selling Shareholders or to the Shareholders’ Representative:

Espírito Santo Ventures – Sociedade de Capital de Risco, SA

Shareholders’ Representative

Rua Alexandre Herculano, 38 – 4º

1269-161 Lisboa, Portugal

Attention: Dr. Joaquim Sérvulo Rodrigues / Dr. João Alpendre

Facsimile: +351 21 310 64 25

and to:

Kennet II Malta Ldt

7 Frederick Street,

Valetta, Malta

Attention: Mr. Michael Elias

Facsimile: +356 21227044

Kennet Partners Limited

St James’s House

23 King Street

London SW1Y 6QY

United Kingdom

Attention: Mr. Edward Gatt

Facsimile: +44 2078398485

Rothschild & Cie Gestion

R Capital Technologies

23bis Avenue de Messine

75008 Paris, France

Attention: Mr. Jean-Michel Beghin / Mr. Jerome Pujol / Mr. Pierre Remy

Facsimile: +33140748820

José Epifânio da Franca

ChipIdea—Microelectronica, S.A.

Taguspark—Avenida Dr. Mário Soares, 33

2740-119 Porto Salvo, Portugal

Facsimile:+351-210336397

8.7.	Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.8.	Governing Law; Dispute Resolution.

(a)	This Agreement shall be construed in accordance with, and governed in all respects by, the laws of New York without regard to principles of conflicts of laws, save for those maters which are mandatory governed by Portuguese law.

(b)	Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be resolved exclusively in accordance with paragraph (f) of Schedule XII (it being understood that nothing in this Section 8.8(b) shall prevent the Purchaser from seeking preliminary injunctive relief from a court of competent jurisdiction).

(c)	Notwithstanding anything to the contrary contained in this Agreement, any claim for indemnification, compensation or reimbursement pursuant to Section 6 (and, at the option of the Indemnitee, any other claim for a monetary remedy, such as in the case of a claim based upon fraud, relating to this Agreement after the Closing) shall be brought and resolved exclusively in accordance with Schedule XII (it being understood that nothing in this Section 8.8(c) shall prevent the Purchaser from seeking preliminary injunctive relief from a court of competent jurisdiction).

8.9.	Successors and Assigns. No party hereto may assign any of its rights or delegate any of its obligations hereunder without the consent of the Purchaser (in the case of an assignment or delegation by any Selling Shareholder) or the Shareholders’ Representative (in the case of an assignment or delegation by the Purchaser or MIPS), except that any party hereto that is an entity may assign its rights or delegate its obligations: (a) to an affiliate thereof in connection with any internal restructuring; or (b) to any Person that acquires at least a majority of the equity interests of such party (whether through a share purchase, merger or otherwise). This Agreement shall be binding upon: (i) each Acquired Company and its successors and permitted assigns (if any); (ii) each of the Selling Shareholders and his or her personal representatives, executors, administrators, estates, heirs, successors and permitted assigns (if any); and (iii) the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: (A) each Acquired Company; (B) the Selling Shareholders; (C) the Purchaser; (D) the other Indemnitees; (E) MIPS; and (F) the respective successors and assigns (if any) of the foregoing.

8.10.	Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

8.11.	Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.12.	Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Shareholders’ Representative (for and on behalf of the Selling Shareholders).

8.13.	Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

8.14.	Parties in Interest. Except for the expressly set forth in this Agreement including the provisions of Section 6, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and permitted assigns (if any).

8.15.	Entire Agreement. This Agreement (including all Schedules) and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

8.16.	Disclosure Letter. The Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only: (i) the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure and (ii) any other representation or warranty to the extent that it is reasonably apparent on the face of such disclosure that the disclosure applies to such other representation or warranty.

8.17.	Consent and Waiver; Termination of Existing Agreements. Each of the Selling Shareholders hereby gives any Consents (including any waivers of applicable notice periods) that are required for the consummation of the transactions contemplated by this Agreement, whether such Consents are required under the terms of any Contract to which such Selling Shareholder is a party (including the Shareholders’ Agreement entered into ay and between the Selling Shareholders in their capacity as shareholders of the Company, dated as of May 13, 2005, as amended (the “Shareholders Agreement”), under any Charter Document, under any Legal Requirement or otherwise. If and to the extent a Selling Shareholder is a party to the Shareholders Agreement or to an investment and subscription agreement with the Company, such Selling Shareholder agrees to the termination of each and every of such Agreements, such termination to be effective immediately prior to the Closing.

8.18.	Efforts by MIPS. In consideration of MIPS being also an Indemnitee pursuant to this Agreement, MIPS undertakes to use its best efforts to ensure that the Purchaser (or any successor or assign of the Purchaser pursuant to the terms of this Agreement) shall have available all means required to and shall perform its obligations under Section 2.3 of this Agreement.

8.19.	Registration. As promptly as practicable following the issuance of Additional Purchase Price Shares to the Selling Shareholders pursuant to Section 2.5, MIPS shall use commercially reasonable efforts to file with the United States Securities Exchange Commission and have declared effective a registration statement on Form S-3 or another form with respect to such Additional Purchase Price Shares, in any case only if (and to the extent that) such Additional Purchase Price Shares are not eligible for resale in the United States immediately after issuance pursuant to an exemption from registration under the United States Securities Act of 1933, as amended. If it will be necessary to register the Additional Purchase Price Shares pursuant to this Section 8.19, then, prior to the issuance of the Additional Purchase Price Shares, MIPS shall enter into a customary form of registration rights agreement, containing customary “black out” and other provisions with the Shareholders’ Representative (on behalf of the Selling Shareholders).

8.20.	Board Membership. MIPS shall appoint José Epifânio Da Franca to the Board of Directors of MIPS promptly after the Closing.

8.21.	Branding. After the Closing, MIPS shall develop the Company as a business unit focused on Analog IP within the MIPS group of companies, leveraging the Company brand “Chipidea” under the primary brand MIPS. This shall include such activities as selling the products from the Analog business unit under the Chipidea brand. Additionally, to maintain the Chipidea brand in Portugal, the legal entity in Portugal shall be named “MIPS Chipidea” promptly after the Closing. Other branding activities may be determined after the Closing.

8.22.	Personal Guarantees. MIPS undertakes to obtain the release of all personal guarantees issued by the Founders listed on Schedule IXX within 90 (ninety) days after Closing and to keep the Founders fully indemnified for any amounts which the Founders are required to pay under those personal guarantees as a result of a breach by any of the Acquired Companies of their payment obligations guaranteed thereunder; provided, however, that the failure by MIPS to obtain the release of a personal guarantee will not be considered as a breach of this Section 8.22 if the beneficiary of such personal guarantee or other third party at issue finally does not agree to grant such release.

8.23.

Directors & Officers Insurance. MIPS undertakes to all the Selling Shareholders to cause the current insurance policy covering directors and officers liability engaged by the Company with AIG Europe S.A., with offices in Portugal at Avenida da Liberdade 180A, 5th, Lisboa, Taxpayer 980051070, with number 23071042 (the “Existing Policy”) to be kept in full force for a period of 24 months after the Closing Date to cover all persons who are covered under the Existing Policy immediately prior to the Closing in accordance with its terms and conditions; provided, however, that MIPS may substitute the Existing Policy with a policy or policies of comparable coverage or a “tail” policy with comparable coverage.

8.24.	Construction.

(a)	For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)	The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)	As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)	Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections of and Schedules to this Agreement.

(e)	Where monetary thresholds set forth in Sections 1, 2 and 3 are denominated in United States dollars and not in any non-United States dollar currency, applicable expenditures, revenues, payments or other matters to be used in determining whether such threshold has been attained or exceeded shall include the amounts of all such expenditures, payments, revenues or costs made, earned, paid or otherwise denominated in non-United States dollar currencies, as such amounts are converted into United States dollars at the applicable exchange rate reported in the Wall Street Journal, East Coast Edition on: (i) with respect to thresholds set forth in Section 3, the date of this Agreement; and (ii) with respect to thresholds set forth in Sections 1 and 2, the date that the applicable expenditure or payment is made.

(f)	All references to “$” or “dollars” in this Agreement shall mean dollars of the United States of America. All references to “EUR” in this Agreement shall mean Euros. All references to “business days” shall mean days on which banks are open for business in New York and in Portugal.

(g)	Unless otherwise provided in this Agreement or as agreed upon by the Purchaser and the Shareholders’ Representative, each notice, request, statement, instrument, certificate or other communication given, delivered or made by a party to any other party under or in connection with this Agreement shall be in English.

As an expression of their consent, the parties to this Agreement initial each page and sign at the end, the three copies of which are formalized for one single purpose of this Agreement, in the place and on the date indicated in the heading of the same.

FOUNDERS

/s/ José Epifânio da Franca
José Albuquerque Epifânio da Franca

/s/ Carlos Azeredo Leme
Carlos Mexia de Almeida de Azeredo Leme

/s/ João Paulo Calado Cordeiro Vital
João Paulo Calado Cordeiro Vital

NON-FOUNDER SELLING SHAREHOLDERS

/s/ Maria Leonor Féria Alves Anjos Bastos Gomes Epifânio da Franca
Maria Leonor Féria Alves Anjos Bastos Gomes Epifânio da Franca

FCPR R CAPITAL TECHNOLOGIES

/s/ Maria Castelos
Name:	Maria Castelos
Title:	Attorney

KENNET II (MALTA) LIMITED

/s/ Maria Castelos
Name:	Maria Castelos
Title:	Attorney

TOSHIBA ELECTRONICS EUROPE GMBH

/s/ Maria Castelos
Name:	Maria Castelos
Title:	Attorney

BCP CAPITAL - SOCIEDADE DE CAPITAL DE RISCO S.A.

/s/ Arlindo Vieira de Sá
Name:	Arlindo Vieira de Sá
Title:	Attorney

/s/ Luis Abrantes
Name:	Luis Abrantes
Title:	Attorney

FCPR R CAPITAL PRIVÉ TECHNOLOGIES

/s/ Maria Castelos
Name:	Maria Castelos
Title:	Attorney

VISION ACQUISITIONS (MALTA) LIMITED

/s/ Maria Castelos
Name:	Maria Castelos
Title:	Attorney

FUNDO CARAVELA—FUNDO PARA INVESTIDORES QUALIFICADOS, MANAGED AND REPRESENTED BY INTER-RISCO—SOCIEDADE DE CAPITAL DE RISCO, S.A.

/s/ Afonso Oliveira Barros
Name:	Afonso Oliveira Barros
Title:	Attorney

FUNDO DE CAPITAL DE RISCO PARA INVESTIDORES QUALIFICADOS—ES VENTURES II, MANAGED AND REPRESENTED BY ESPÍRITO SANTO VENTURES—SOCIEDADE DE CAPITAL DE RISCO, S.A.

/s/ Joaquim Sérvulo Rodrigues
Name:	Joaquim Sérvulo Rodrigues
Title:	Managing Director

/s/ João Paulo Alpendre
Name:	João Paulo Alpendre
Title:	Managing Director

SHAREHOLDERS’ REPRESENTATIVE
ESPÍRITO SANTO VENTURES – SOCIEDADE DE CAPITAL DE RISCO, S.A.

/s/ Joaquim Sérvulo Rodrigues
Name:	Joaquim Sérvulo Rodrigues
Title:	Managing Director

/s/ João Paulo Alpendre
Name:	João Paulo Alpendre
Title:	Managing Director

MIPS TECHNOLOGIES, INC.

/s/ Sandy Creighton
Name:	Sandy Creighton
Title:	Acting General Counsel and Vice President
of Human Resources and Corporate Administration

ATLANTIC ACQCO, LIMITADA

/s/ Mark Tydnall
Name:	Mark Tydnall
Title:	Director

1.	DEFINITIONS		2

2.	SALE AND PURCHASE OF SHARES		10

	2.1	Sale and Purchase of Shares	10

	2.2	Initial Cash Purchase Price	10

	2.3	Additional Cash Purchase Price	10

	2.4	Additional Share Purchase Price	11

	2.5	Payment of Purchase Price to Founders	13

	2.6	Satisfaction of Payment Obligations	13

	2.7	Closing	14

	2.8	Stamp Duties; Etc	15

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS WITH RESPECT TO THE ACQUIRED COMPANIES		15

	3.1	Due Organization; Subsidiaries; Etc	15

	3.2	Charter Documents; Records	16

	3.3	Capitalization	17

	3.4	Accounts and Related Information	18

	3.5	Liabilities	19

	3.6	Absence of Changes	19

	3.7	Title to Assets	20

	3.8	Real Property; Environmental Matters	21

	3.9	Intellectual Property	21

	3.10	Contracts.	24

	3.11	Compliance with Legal Requirements	26

	3.12	Governmental Authorizations; State Aid.	26

	3.13	Tax Matters	27

	3.14	Employee and Labor Matters; Social Security; Benefit Plans	29

	3.15	Insurance	31

	3.16	Legal Proceedings; Orders	31

	3.17	Non-Contravention; Consents	32

	3.18	Brokers	33

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS		33

	4.1	Ownership of Shares	33

	4.2	Capacity and Authority of Selling Shareholders; Binding Nature of Agreement	33

	4.3	Non-Contravention; Consents	34

5.	REPRESENTATIONS AND WARRANTIES OF MIPS AND THE PURCHASER		34

	5.1	Due Organization	34

	5.2	Non-Contravention; Consents	34

	5.3	Authority; Binding Nature of Agreement	35

6.	INDEMNIFICATION		35

	6.1	Survival of Representations, Etc	35

	6.2	Indemnification by Selling Shareholders	35

	6.3	Limitations; Exclusivity; Other Considerations	36

	6.4	Defense of Third Party Claims	38

	6.5	No Setoff	39

7.	ADDITIONAL INDEMNITY		39

8.	MISCELLANEOUS PROVISIONS		39

	8.1	No Consequential, Incidental, Indirect, Special or Punitive Damages	39

	8.2	Several Liability of the Selling Shareholders	40

	8.3	Shareholders’ Representative	40

	8.4	Further Assurances	40

	8.5	Fees and Expenses	40

	8.6	Notices	40

	8.7	Counterparts and Exchanges by Electronic Transmission or Facsimile	42

	8.8	Governing Law; Dispute Resolution	42

	8.9	Successors and Assigns	42

	8.10	Remedies Cumulative; Specific Performance	43

	8.11	Waiver	43

	8.12	Amendments	43

	8.13	Severability	43

	8.14	Parties in Interest	43

	8.15	Entire Agreement	43

	8.16	Disclosure Letter	44

	8.17	Consent and Waiver; Termination of Existing Agreements	44

	8.18	Efforts by MIPS	44

	8.19	Registration	44

	8.20	Board Membership	44

	8.21	Branding	44

	8.22	Personal Guarantees	44

8.23	Directors & Officers Insurance	45

8.24	Construction	45

LIST OF SCHEDULES

SCHEDULE I	-	Selling Shareholders and Allocation of Purchase Price

SCHEDULE II	-	Acquired Company Indebtedness

SCHEDULE III	-	Material Policies

SCHEDULE IV	-	Revenue Target

SCHEDULE V	-	Portuguese Governmental Subsidy Applications

SCHEDULE VI	-	Form of Shareholder Instruction Letter to Register Share Transfer

SCHEDULE VII	-	Form of Shareholder Certification Letter

SCHEDULE VIII	-	Form of Non-Competition and Non-Solicitation Agreement

SCHEDULE IX-1	-	Form of Director Resignation

SCHEDULE IX-2	-	Form of Resignation of Secretary of General Shareholders Meeting

SCHEDULE IX-3	-	Form of Acknowledge and Waiver of Rights against Selling Shareholders

SCHEDULE IX-4	-	Form of Acknowledge and Waiver of Rights against Directors and Corporate Bodies

SCHEDULE X	-	Form of Spousal Consent

SCHEDULE XI	-	Acquired Company Indebtedness at 30 June 2007

SCHEDULE XII	-	Dispute Resolution Procedures

SCHEDULE XIII	-	Additional Indemnity

SCHEDULE XIV	-	List of Founder Personal Guarantees